Exhibit 4.20

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

LUCKIN COFFEE INC. (IN PROVISIONAL LIQUIDATION)

CANNONBALL LIMITED

and

Joy Capital II, L.P.

Dated as of April 15, 2021

i

ii

Section 7.02 Effect of Termination	65
Section 7.03 Survival	65

ARTICLE VIII

INDEMNITY

Section 8.01 Indemnification	66
Section 8.02 Certain Limitations	66
Section 8.03 Indemnification Procedures	67

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments; Waivers	67
Section 9.02 Extension of Time, Waiver, Etc.	67
Section 9.03 Assignment	67
Section 9.04 Counterparts	68
Section 9.05 Entire Agreement; No Third-Party Beneficiaries	68
Section 9.06 Governing Law; Jurisdiction	68
Section 9.07 Specific Enforcement	69
Section 9.08 Notices	69
Section 9.09 Severability	70
Section 9.10 Expenses	70
Section 9.11 Interpretation	70
Section 9.12 Non-Recourse	72
Section 9.13 JPLs	72
Section 9.14 No Liability	73

EXHIBITS

Exhibit A – Form of Registration Rights Agreement
Exhibit B – Form of Certificate of Designation

SCHEDULES

Schedule 1 – Agreement on Additional Investors
Schedule 2 – Relevant Departments of the Group Companies

iii

This INVESTMENT AGREEMENT, dated as of April 15, 2021 (this “Agreement”), by and among (i) Luckin Coffee Inc. (in Provisional Liquidation), a Cayman Islands exempted company with company number 324324 (the “Company”), (ii) Cannonball Limited, a Cayman Islands exempted company with company number 355807 and an entity controlled by Affiliate(s) of Centurium Capital Management Ltd. (together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 9.03, the “Lead Investor”) and (iii) Joy Capital II, L.P., a Cayman Islands exempted limited partnership (“Joy Capital”, together with the Lead Investor, collectively, the “Investors” and each, an “Investor”).

WHEREAS, the Company desires to issue and deliver to each Investor, and each Investor desires to subscribe for, pursuant to the terms and conditions set forth in this Agreement, its Applicable Subscribed Shares; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“ADSs” means American Depository Shares, each of which represents eight (8) Class A Ordinary Shares.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and the other Group Companies shall not be deemed to be Affiliates of the Investor Party or any of its Affiliates. In the case of a Person who is an individual, the term “Affiliate” shall also include such Person’s Relatives, such Person’s and his/her Relatives’ respective Affiliates and any trust in which any of the foregoing is a beneficiary, a trustee or a discretionary object.

For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) of a given Person shall mean the possession, directly or indirectly, of the power or authority, whether exercised or not, to direct or cause the direction of the business, management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or analogous governing body) of such Person.

“Antitrust Law” means Laws relating to merger control, competition, restrictive trade practices, anti-trust, fair trading, monopolies, consumer protection or other similar matters.

“Applicable Subscribed Shares” means, with respect to each Investor, such Investor’s Base Case Applicable Subscribed Shares, as may be adjusted pursuant to Section 2.01(b).

“Applicable Subscription Price” means: (i) with respect to Joy Capital, US$10,000,000 in the aggregate (as may be adjusted pursuant to Section 2.01(b)) and (ii) with respect to the Lead Investor (and if applicable, the Additional Investors), US$240,000,000 in the aggregate (as may be adjusted pursuant to Section 2.01(b)).

“Approved Scheme of Arrangement” means the CB Scheme or the Shareholder Scheme, in each case, which shall have become effective and a sealed copy of the order of the Grand Court of Cayman Islands sanctioning such scheme shall have been delivered to the Cayman Islands Registrar of Companies for registration.

“Audited 2019 Financial Statements” means, collectively, the (i) consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, (ii) consolidated statements of comprehensive income or loss of the Company and its Subsidiaries for the year ended December 31, 2019, (iii) consolidated statements of changes in shareholders’ equity of the Company and its Subsidiaries for the year ended December 31, 2019 and (iv) consolidated statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 2019, each of which were audited in accordance with the standards of the PCAOB and for which the auditor gives an unqualified opinion.

“Back Leverage” means: (i) incurrence of indebtedness by the Lead Investor (or an Affiliate thereof) to (A) finance its subscription of its Applicable Subscribed Shares, (B) finance a return of capital with respect to its investment in its Applicable Subscribed Shares or the Conversion Securities converted therefrom, or (C) refinance or replace indebtedness described in this clause (i), and (ii) granting of Liens by the Lead Investor to secure payment of such indebtedness, including on any of its Applicable Subscribed Shares or any Conversion Securities held by the Lead Investor Parties.

“Base Case Applicable Subscribed Shares” means: (i) with respect to the Lead Investor (and if applicable, the Additional Investors), 295,384,615 Senior Preferred Shares, and (ii) with respect to Joy Capital, 12,307,692 Senior Preferred Shares.

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

“Board” means the board of directors of the Company from time to time.

“Bondholders” means the holders of the Convertible Notes from time to time.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the State of New York, the PRC, Hong Kong or the Cayman Islands are authorized or required by Law to be closed.

“Cayman Court Order” means the Order of the Grand Court of the Cayman Islands in Cause No. FSD 157 of 2020 (ASCJ) and dated July 15, 2020 by which the JPLs were appointed.

“Cayman Proceedings” means the proceeding in the Grand Court of the Cayman Islands with Cause No. FSD 157 of 2020 (ASCJ).

“CB Scheme” means a scheme of arrangement under Section 86 of the Companies Act made between the Company and the Bondholders as scheme creditors for the purpose of implementing the terms under and in accordance with the Restructuring Support Agreement.

“CB Scheme Petition Date” means the date on which the petition to the Grand Court of the Cayman Islands to, amongst other things, convene a scheme meeting and to sanction the CB Scheme is filed under Section 86 of the Companies Act of the Cayman Islands.

“Chapter 15 Order (CB)” means a final order or orders recognizing the CB Scheme as a “foreign main proceeding” or “foreign non-main proceeding” under Chapter 15 of Title 11 of the United States Bankruptcy Code and giving full force and effect to such CB Scheme in the United States of America.

“Class A Ordinary Shares” means the Class A Ordinary Shares with a par value of US$0.000002 per share in the share capital of the Company with the rights set out in the M&AA.

“Class B Ordinary Shares” means the Class B Ordinary Shares with a par value of US$0.000002 per share in the share capital of the Company with the rights set out in the M&AA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies Act” means the Companies Act (2021 Revision) of the Cayman Islands (as revised).

“Company IT Systems” means software, firmware, hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer and information technology systems, platforms and networks, and information contained therein or transmitted thereby, in each case, owned, licensed, or used by any Group Company.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each plan, program, policy, contract, agreement or other arrangement that is (i) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (ii) an employment, individual consulting, severance, retention or other similar agreement, or (iii) a bonus, incentive, deferred compensation, profit-sharing, retirement, retiree or post-termination, health, welfare, social insurance (including pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance), housing funds, overtime working pay, vacation, severance or termination pay, or fringe-benefit or any other benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of the other Group Companies or to which the Company or any of the other Group Companies contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, other than any plan, program, policy, contract, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company 2019 Share Options” means options to purchase Ordinary Shares granted pursuant to the Company 2019 Share Option Plan.

“Company 2019 Share Option Plan” means the Company’s 2019 Share Option Plan adopted in January 2019.

“Company 2021 Equity Incentive Plan” means the Company’s 2021 Equity Inventive Plan adopted on January 22, 2021.

“Company 2021 RSUs” means restricted share units granted pursuant to the Company 2021 Equity Incentive Plan.

“Competition Approvals” means the unconditional clearance, or expiration of the relevant waiting period, as the case may be, under any Antitrust Law applicable to the Transactions, including the approval from the State Administration for Market Regulation of the PRC or its relevant local counterpart.

“Confidentiality Agreement” means the Confidentiality Agreement entered into by and between 瑞幸咖啡（中国）有限公司 and Centurium Capital Management Ltd., as may be amended.

“Conversion Price” has the meaning set forth in the Certificate of Designation.

“Conversion Securities” means (i) the Conversion Shares or (ii) the ADSs to be issued upon conversion of the Subscribed Shares in accordance with the terms of the Certificate of Designation.

“Conversion Shares” means the Class A Ordinary Shares to be issued upon conversion of the Subscribed Shares in accordance with the terms of the Certificate of Designation.

“Convertible Note Offering Memorandum” means that certain offering memorandum dated January 9, 2020, pursuant to which the Company has issued the Convertible Notes.

“Convertible Notes” means the 0.75% convertible senior notes due 2025 issued by the Company in the aggregate principal amount of US$460,000,000 pursuant to the Convertible Note Offering Memorandum.

“COVID-19” means the pandemic known as SARS-CoV-2 or COVID-19, and any mutation or evolutions thereof or related or associate epidemic, pandemic or disease outbreaks.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, personally identifiable information, personal data, or other protected information relating to individuals or natural persons or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Group Company: (i) each Group Company’s own rules, policies and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards in any relevant jurisdiction applicable to the business of each Group Company (including the General Data Protection Regulation (EU) 2016/679 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, or any other Laws which implement any other current or future legal act of the European Union concerning the protection and processing of personal data and any national implementing or successor legislation), and (iii) agreements any Group Company has entered into or by which it is bound.

“Deposit Agreement” means the Deposit Agreement among the Company, the Depositary and such other parties thereto, as may be amended or replaced from time to time.

“Depositary” means The Bank of New York Mellon as depositary (or such other depositary bank with which the Company may enter into any depositary or similar agreement in connection with its ADS program).

“Equity Securities” means, with respect to any Person, any shares or other voting or equity securities of such Person, securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for such shares or securities, and any rights, options or warrants to acquire such shares or securities. For the avoidance of doubt, Equity Securities of the Company shall include Ordinary Shares, ADSs, the Senior Preferred Shares (when issued), depositary receipts or similar instruments issued in respect of Ordinary Shares, Senior Preferred Shares and the Convertible Notes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body (public or private), agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange or other self-regulatory organization, and any entity or enterprise owned or controlled by a government, including without limitation all U.S.-based federal, state, or local regulators.

“Group Company” means each of the Company and its current and future Subsidiaries and consolidated affiliate entities, and the “Group” refers to all the Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means:

(i)                                      all indebtedness for borrowed money;

(ii)                                   all indebtedness issued in substitution or exchange for borrowed money;

(iii)           all obligations issued, undertaken or assumed (A) as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practice and as is customary for businesses of the same type and in the same geographical market), (B) under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), or (C) under any leasing, hire purchase or other agreement or arrangement that would, in accordance with GAAP, be treated as a finance or capital lease;

(iv)          all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;

(v)           all obligations evidenced by notes, bonds, debentures, loan stock or similar instruments or securities, including obligations;

(vi)          any amount payable upon the redemption or repurchase (howsoever characterized) of any Equity Securities of the Group that (A) has a redemption right, put right or similar right, or (B) is accounted for as a liability in the financial statements of the Group;

(vii)         any amounts the Company is obligated to pay under any Approved Scheme of Arrangement;

(viii)                         any amount raised by acceptance under any acceptance credit facility;

(ix)          receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(x)           any amount raised under any other financing transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(xi)          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution other than guarantees provided in the usual and ordinary course of business consistent with past practice and as is customary for businesses of the same type and in the same geographical market;

(xii)         all indebtedness referred to in clauses (i) through (xi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and

(xiii)        all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (xii) above. For purposes hereof, “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation or liability of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such obligation or liability that such obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation or liability will be protected (in whole or in part) against loss with respect thereto, and when calculating Indebtedness, no liability shall be taken into account more than once.

“Insolvency Event Judgment” means any Judgment which is for the winding-up or liquidation of the Company.

“Intellectual Property” means patents, patent applications, patent rights, licenses, inventions, copyrights, trade secrets, know-how, and other unpatented and/or unpatentable proprietary or confidential information, systems and procedures, trademarks, service marks, trade names, designs, logos, domain names, rights to social media accounts, together with goodwill associated with any of the foregoing, software (including source code and object code), data, databases, and related documentation, registrations and applications for any of the foregoing, and other intellectual property, industrial property and proprietary rights in any jurisdiction.

“Investor Material Adverse Effect” with respect to an Investor means any effect, change, event or occurrence that would prevent or materially delay the consummation by such Investor of any of the Transactions on a timely basis.

“Investor Parties” means, collectively, the Lead Investor Parties and Joy Capital, and “Investor Party” means any of the Investor Parties.

“Investors’ Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement dated April 17, 2019 and entered into by and among the Company and certain other parties thereto.

“JPLs” are the joint provisional liquidators, namely Mr. Alexander Lawson of Alvarez & Marsal Cayman Islands Limited and Ms. Wing Sze Tiffany Wong of Alvarez & Marsal Asia Limited, as appointed by the Cayman Court Order.

“Knowledge” means, with respect to the Company, the knowledge of the following individuals, in each case after reasonable inquiry: (i) the Chief Executive

Officer of the Company from time to time (being GUO Jinyi (郭谨一) as of the date of this Agreement), (ii) the most senior individual in charge of or overseeing the operations of the Group (being CAO Wenbao (曹文宝), Senior Vice President as of the date of this Agreement) (iii) the most senior individual in charge of or overseeing the supply chain of the Group (being WU Gang (吴刚 ), Vice President as of the date of this Agreement), (iv) the Chief Marketing Officer of the Company from time to time, (v) the most senior individual in charge of or overseeing the products of the Group (being ZHOU Weiming (周伟明), Vice President as of the date of this Agreement), (vi) the Chief Financial Officer of the Company (being Reinout Schakel as of the date of this Agreement) and (vii) the Special Counsel of the Company (being JIANG Shan (姜山) as of the date of this Agreement).

“Lead Investor Parties” means the Lead Investor and each Permitted Transferee of the Lead Investor to whom the Lead Investor assigns its rights, interests and obligations under this Agreement, and “Lead Investor Party” means any of the Lead Investor Parties.

“Leased Real Property” means all real property that is leased, subleased or licensed by any Group Company.

“Liens” means (i) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation, (ii) any easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, license, covenant not to sue, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person, and (iv) any adverse claim as to title, possession, or use, and includes any agreement or arrangement for any of the same.

“M&AA” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company (as amended, restated, supplemented or otherwise modified from time to time).

“Management Accounts” means, collectively, the unaudited consolidated management accounts of the Company and its Subsidiaries, (i) for the year ended December 31, 2019, (ii) for the three (3) months ended March 31, 2020, (iii) for the six (6) months ended June 30, 2020, (iv) for the nine (9) months ended September 30, 2020 and (v) for each of the first twelve (12) months of 2020, in each case of the foregoing clauses (i) through (v), consisting of a balance sheet, a statement of comprehensive income or loss, a statement of changes in shareholders’ equity and a statement of cash flows, and provided by or on behalf of the Company to the Lead Investor (or its Representatives) on January 20, 2021.

“Material Adverse Effect” means:

(i)          any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments that has had or could reasonably be expected to have a material adverse effect on (A) the business, operations, condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Group, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated by this Agreement or any other Transaction Document or to timely perform its material obligations hereunder or under the other Transaction Documents; or

(ii)         any change in or amendment to the Laws, regulations and rules of the PRC or the official interpretation or official application thereof (a “Change in Law”) that results in, or could reasonably be expected to result in, (A) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the Company’s consolidated financial statements for the most recent fiscal quarter, and (B) the Company being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the Company’s consolidated financial statements for the most recent fiscal quarter;

provided, however, that for purposes of clause (i)(A) above, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or any Group Company arising from (r) economic changes affecting the industry in which the Group operates generally or the economy, commodity pricing or securities, credit, financial or other capital markets conditions, in each case of the PRC (provided in each case that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates), (s) any decline, in and of itself, in the market price or trading volume of the ADSs, any change, in and of itself, in credit ratings and any change, in and of itself, in any analyst’s recommendations or ratings with respect to any Group Company (it being understood and agreed that any facts or occurrences giving rise to or contributing to such decline or change that are not otherwise excluded from the definition of Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect), (t) any failure, in and of itself, by any Group Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood and agreed that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect), (u) any action or omission taken by any Group Company pursuant to the express written request of the Lead Investor, (v) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, including the existence of the Cayman Proceedings, the fact that the Company remains in provisional liquidation pursuant to the Cayman Court Order, the outcome of any scheme of arrangement proposed not in violation of this Agreement or the fact or effect of the Permitted Restructuring, (w) changes after the date of this Agreement in legal, Tax or regulatory conditions (provided in each case that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates) or GAAP (or authoritative interpretation thereof), (x) changes in national or international political (including U.S. — PRC relations) or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest (provided in each case that such changes do not have a unique or materially disproportionate impact on the business of the Group compared to any other companies that operate in the industry or market in which the Group operates), (y) earthquakes, hurricanes, floods or other natural disasters or (z) any epidemic, pandemic or disease outbreak (including COVID-19).

“NASDAQ” means the NASDAQ Global Select Market.

“New Securities”  means the Equity Securities of the Company, excluding:

(i)          (A) Company 2019 Share Options to purchase an aggregate of no more than 79,015,500 Ordinary Shares currently authorized by the Board to be issued from time to time to the employees, officers, directors, contractors, advisors, distributors, consultants or other business associates of a Group Company pursuant to the Company 2019 Share Option Plan and (B) any Class A Ordinary Shares issuable upon exercise or conversion of (x) the options referred to in the foregoing clause (A) or (y) the Outstanding Options;

(ii)         (A) Company 2021 RSUs with respect to no more than 222,769,232 Ordinary Shares currently authorized by the Board to be issued from time to time to the employees, officers, directors, contractors, advisors, distributors, consultants or other business associates of a Group Company pursuant to the Company 2021 Equity Incentive Plan and (B) any Class A Ordinary Shares issuable upon the vesting in full of the Company 2021 RSUs referred to in the foregoing clause (A) in accordance with the Company 2021 Equity Incentive Plan;

(iii)        any Conversion Securities issued upon conversion of the Senior Preferred Shares held by the Investors;

(iv)       any Equity Securities issued by the Company as part of an Approved Scheme of Arrangement; and

(v)        any securities issued in connection with any share split, share dividend or any subdivision of Ordinary Shares or other similar event as approved by the Board pursuant to the M&AA and the other Organizational Documents of the Company in which all holders of Equity Securities of the Company are entitled to participate on a pro rata basis.

“ODI Approvals” means the applicable consents, waivers, permits, approvals, notice, orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings with respect to outbound direct investment from competent Governmental Authorities of the PRC (including the National Development and Reform Commission of the PRC, the Ministry of Commerce of the PRC, the State Administration of Foreign Exchange of the PRC or their applicable local counterparts and authorized agencies) in respect of and/or for the purpose of the transactions contemplated under this Agreement (including the equity funding by or to an Investor by its shareholders or beneficial owners).

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Organizational Document” means, with respect to any Person, the memorandum of association, articles of association, certificate of formation, certificate of incorporation, certificate of designation, by-laws, limited company agreement, joint venture contract, and/or other organizational document applicable to such Person (including, in the case of a Person established in the PRC, such Person’s business license).

“Owned Real Property” means all real property that is owned by any Group Company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means:

(i)          statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, in each case, for which adequate reserves are maintained on the Management Accounts and the Audited 2019 Financial Statements, in each case in accordance with GAAP;

(ii)         mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith;

(iii)        pledges or deposits by the Company or any of the other Group Companies under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or deposits to secure public or statutory obligations of such entity;

(iv)       non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business by the Company or any of the other Group Companies;

(v)                         transfer restrictions imposed by applicable securities or other Law;

(vi)       easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to materially impair the use and operation of the applicable real property to which they relate in the conduct of the business of the Group as currently conducted; and

(vii)      applicable zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, none of which materially detracts from the value of or materially and adversely interferes with the present use of such real property.

“Permitted Restructuring” means, collectively, (a) the submission and approval of the CB Scheme, (b) the settlement with the SEC pursuant to the District Court Order, (c) the submission and approval of a scheme of arrangement in the Grand Court of the Cayman Islands with holders of ADSs of the Company resolving claims asserted against the Company, including claims asserted on a class-wide basis (the “Shareholder Scheme”), and (d) any settlement with the DOJ, (x) in each case in relation to claims that have arisen as a result of the Company’s accounting irregularities initially publicly disclosed in April 2020, and (y) in the case of clauses (a) and (b) above, with no other obligation or liability of, or restriction on, or conviction of, or admission of guilt or wrong doing, agreement or commitment by, or other action by any Governmental Authority with respect to, any Group Company.

“Permitted Transferee” of the Lead Investor means, (i) any Affiliate of the Lead Investor or any of its shareholders or any successor entity of the foregoing, (ii) any other investment fund, vehicle or similar entity of which the Lead Investor, its shareholders, their respective Affiliate(s) or an advisor or manager of any of the foregoing serves as the general partner, manager or advisor, (iii) any partner, member, shareholder, stockholder or equityholder of the Lead Investor or its Permitted Transferees and (iv) a third party that has been consented to by the Company and the JPLs in writing to be a “Permitted Transferee” of the Lead Investor (which consent shall not be unreasonably conditioned, withheld or delayed by the Company or the JPLs); provided, however, that each of Mr. LU Zhengyao, Ms. QIAN Zhiya and any Person Affiliated with Mr. LU Zhengyao or Ms. QIAN Zhiya shall not under any circumstances be considered a Permitted Transferee.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, branch office, representative office, unincorporated organization or any other entity, including a Governmental Authority.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investors, the form of which is set forth as Exhibit A hereto.

“Related Party” means any of the following: (a) any current or former director, officer or (if applicable) supervisor (监事) of a Group Company, (b) any Relative of the individuals referred to in the foregoing clause (a), and (c) any Affiliate of the individuals referred to in the foregoing clause (a) and clause (b).

“Relative” of an individual means the spouse of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such individual or his/her spouse.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Restructuring” means, collectively, (a) the settlement with the Bondholders in accordance with terms of the Restructuring Support Agreement, (b) the settlement with the SEC pursuant to the District Court Order, (c) any settlement with shareholders of the Company or holders of ADSs of the Company, and (d) any settlement with the DOJ, in the case of clauses (b) to (d) above, in relation to claims that have arisen as a result of the Company’s accounting irregularities initially publicly disclosed in April 2020.

“Restructuring Support Agreement” means the restructuring support agreement dated March 16, 2021 entered into by and between the Company and certain Bondholders in connection with the restructuring with respect to the Convertible Notes, as may be amended or supplemented from time to time.

“SAFE Approval” means the approval from the State Administration of Foreign Exchange of the PRC or its applicable local counterpart with respect to the transfer of cash in any amount out of the PRC to the Company through a capital reduction process implemented in compliance with all applicable Laws of the PRC, for the purposes of such cash being applied to pay for Cash Consideration (as defined in the Restructuring Support Agreement) and other permitted purposes as determined by the JPLs in their sole discretion. For the avoidance of doubt, such approval may take the form of, including but not limited to, confirmation from the designated foreign exchange banks that approved quota for conversion of RMB into USD has been received from the State Administration of Foreign Exchange of the PRC (or its local counterpart) for transmission of such funds outside of the PRC, or notification from the designated foreign exchange banks to the Company that transmission of such funds outside of the PRC has been processed.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Scheme Filing Date” means the date on which the Company files: (a) a petition with the Cayman Court under section 86 of the Companies Act (2021 Revision) for an order sanctioning the Scheme (as defined under the Restructuring Support Agreement); and (b) a summons with the Cayman Court for directions to convene the Scheme Meeting (as defined under the Restructuring Support Agreement).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Shares” means the senior convertible preferred shares with a par value US$0.000002 per share in the share capital of the Company, having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the Certificate of Designation, including a Conversion Price as of immediately following the Closing calculated in accordance with Section 5.03(b).

“Share” means a share in the capital of the Company.

“Shareholder Scheme” has the meaning given to that term in paragraph (c) of the definition of “Permitted Restructuring”.

“SOE Coupon Contract” means a Contract entered into by a Group Company with state-owned enterprises that are for the purpose of selling coupons of such Group Company and that are similar in substance to the samples included in Section 3.09(a) of the Company Disclosure Letter, as may be amended or supplemented from time to time.

“Subscribed Shares” means the Applicable Subscribed Shares of all Investors and, if applicable, the Additional Investors.

“Subscription” means, collectively, the Share Subscription.

“Subsidiary” means, with respect to any given Person, any other Person that is controlled directly or indirectly by such given Person, which shall, for the avoidance of doubt, include any variable interest entity whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards (each, a “VIE” and collectively, the “VIEs”) and any Subsidiary of such VIEs.

“Tax” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind whatsoever (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security or social insurance, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, turnover, resource, special purpose or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or other appropriate forum in a case filed under Chapter 15 of Title 11 of the United States Bankruptcy Code.

(b)           In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	Section 3.07(a)
Additional Investors	Section 2.01(b)(i)
Additional Subscribed Shares	Section 2.01(b)(i)
Agreement	Preamble
Alternative Financing	Section 5.19
Announcement	Section 5.04(b)
Anti-Corruption Laws	Section 3.22(c)
Anti-Corruption Program	Section 5.13(c)(i)
Anti-Money Laundering Laws	Section 3.22(a)
Arbitrator	Section 9.06(b)
Audit Committee Notice	Section 5.19
Bankruptcy and Equity Exception	Section 3.03(b)
Benchmark Date	Section 2.01(b)(i)
Business Conduct Laws	Section 5.13(b)(i)
Certificate of Designation	Section 6.03(e)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(c)(iii)
Confidential Information	Section 5.05(a)
Consultation Period	Section 5.19
Contract	Section 3.03(c)(iii)
Covered Person	Section 3.22(b)
District Court	Section 6.03(f)
District Court Order	Section 6.03(f)
DOJ	Section 6.03(f)
Environmental Laws	Section 3.13(a)
Exchange	Section 3.08(e)
Fundamental Warranties	Section 6.03(a)
Future Management Accounts	Section 5.10(a)
Further RSA and CB Scheme Review Period	Section 5.18

Government Official	Section 3.22(c)
HKIAC	Section 9.06(b)
Indemnified Party	Section 8.01
Indemnifying Party	Section 8.01
Indemnity Notice	Section 8.03
Investor	Preamble
Issuance Notice	Section 5.15(b)(i)
Joy Capital	Preamble
Joy Capital Participation Notice	Section 2.01(b)(ii)
Judgments	Section 3.07(a)
Laws	Section 3.08(a)
Lead Investor	Preamble
Losses	Section 8.01
Material Contract	Section 3.09(a)
Material Partners	Section 3.09(i)
Non-Recourse Parties	Section 9.12
OFAC	Section 3.22(b)
Outstanding Options	Section 3.02(d)
Participant	Section 3.11(c)(i)
Per Share Subscription Price	Section 2.01(a)
Permits	Section 3.08(b)
Permitted Issuance	Section 5.01(a)(i)
Pre-emptive Acceptance Notice	Section 5.15(b)(ii)
Pre-emptive Period	Section 5.15(b)(ii)
Pre-emptive Right	Section 5.15(b)(ii)
Pre-emptive Right Holder	Section 5.15(a)(i)
Pre-emptive Securities	Section 5.15(a)(ii)
Prospective CoC Event	Section 6.03(j)
Pro Rata Share	Section 5.15(a)(i)
Relevant Provisions	Section 9.14
RSA and Scheme Amendment Notification Date	Section 5.18
RSA and Scheme Review Period	Section 5.18
RSA and Scheme Further Extension Notice	Section 5.18
Share Issuance	Section 5.14(a)
Share Issuance Notice	Section 5.14(a)
Subscription Offer	Section 5.14(b)
Real Property Leases	Section 3.14(b)
Restraints	Section 6.01(a)
Rules	Section 9.06(b)
Sanctions	Section 3.22(b)
SEC Penalty	Section 6.03(f)
Second Closing	Section 2.02(c)
Share Subscription	Section 2.01(c)
Subject Auditor	Section 5.19
Target Termination Date	Section 7.01(b)
Termination Date	Section 7.01(b)
Upsize Notice	Section 2.01(b)
Upsize Right	Section 2.01(b)(i)

ARTICLE II

Issuance and Subscription

Section 2.01  Issuance and Subscription.

(a)           On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, each Investor shall subscribe for and purchase from the Company, and the Company shall issue and sell to such Investor, such Investor’s Applicable Subscribed Shares for an aggregate subscription equal to such Investor’s Applicable Subscription Price, which for the avoidance of doubt shall in all cases represent a subscription price per Subscribed Share equal to US$0.8125 (the “Per Share Subscription Price”).

(b)           Upsize Right.

(i)            In the event that the Company has not received the SAFE Approval on or prior to the later of November 15, 2021 and the date that is sixty (60) days after the Scheme Filing Date (such later date, the “Benchmark Date”), the Lead Investor shall have the right (but not the obligation), in its sole and absolute discretion (the Lead Investor’s “Upsize Right”), to, by providing a written notice (the “Upsize Notice”) to the Company and Joy Capital, (A) subject to Section 2.01(b)(iii), increase the number of Subscribed Shares from 307,692,307 Senior Preferred Shares to an amount of 492,307,692 Senior Preferred Shares in the aggregate (the excess of the Subscribed Shares, as so increased, over all Investors’ aggregate Base Case Applicable Subscribed Shares, being 184,615,385 Senior Preferred Shares, the “Additional Subscribed Shares”) and (B) in the Upsize Notice sent to the Company, designate the Persons (“Additional Investors”) to whom 24/25th of the Additional Subscribed Shares (being 177,230,770 Senior Preferred Shares) shall be issued and the number of such Subscribed Shares to be issued to each of them. The Upsize Notice shall be sent on or prior to the date that is forty (40) days after the Benchmark Date. The Additional Investors shall satisfy the requirements set forth in Schedule 1 hereto. In the event that the Company has obtained the SAFE Approval on or prior to the Benchmark Date, the Board or the Company shall provide a written notice to the Lead Investor as soon as practicable after the receipt of the SAFE Approval and in any event on or prior to the Benchmark Date, notifying the Lead Investor of the receipt thereof and that the Lead Investor shall no longer have the Upsize Right hereunder.

(ii)           Joy Capital shall have the right (but not the obligation), by providing a written notice (the “Joy Capital Participation Notice”) to the Company and the Lead Investor within five (5) Business Days from the date of the Upsize Notice, to elect to subscribe for 1/25th (but no less than 1/25th) of the Additional Subscribed Shares, as a result of which, Joy Capital’s Applicable Subscribed Shares shall be 19,692,307 Senior Preferred Shares in the aggregate and Joy Capital’s Applicable Subscription Price shall be automatically increased to US$16,000,000 (and for the avoidance of doubt, the Lead Investor’s (and if applicable, the Additional Investors’ collective) Applicable Subscribed Shares shall be 472,615,385 Senior Preferred Shares, and the Lead Investor’s (and if applicable, the Additional Investors’ collective) Applicable Subscription Price shall be US$384,000,000).

(iii)          In the event that the Lead Investor delivers the Upsize Notice pursuant to Section 2.01(b)(i) and Joy Capital does not deliver the Joy Capital Participation Notice within five (5) Business Days from the date of the Upsize Notice, (A) Joy Capital’s Applicable Subscribed Shares shall be equal to the Joy Capital’s Base Case Applicable Subscribed Shares, (B) the Lead Investor shall have the further right (but not the obligation) to increase its Applicable Subscribed Shares by an amount of 1/25th of the Additional Subscribed Shares, which may be subscribed for by one or more Additional Investors. For the avoidance of doubt, as a result of the elections by the Lead Investor under Sections 2.01(b)(i) and this Section 2.01(b)(iii)(B) (if any), the Lead Investor’s (and if applicable, the Additional Investors’ collective) Applicable Subscribed Shares shall be 480,000,000 Senior Preferred Shares, and the Lead Investor’s (and if applicable, the Additional Investors’ collective) Applicable Subscription Price shall be automatically increased to US$390,000,000.

(c)           The subscription and issuance of the Subscribed Shares pursuant to this Section 2.01 is referred to as the “Share Subscription”.

Section 2.02  Closing.

(a)           Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.02(c)), the issuance and subscription of the Subscribed Shares (the “Closing”) shall take place concurrently via the remote exchange of documents and signatures on the fifteen (15th) Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time and date as shall be mutually agreed by the Company and the Lead Investor in writing (the date on which the Closing occurs, the “Closing Date”); provided that, the Company shall keep the Lead Investor informed on a reasonably current basis of the Company’s expectation, in its reasonable good faith judgment, as to when the conditions to the Closing set forth in Section 6.01 and Section 6.03 of this Agreement (the “Investor Closing Conditions”) will be satisfied.

(b)           At the Closing:

(i)            Subject to the satisfaction of the relevant Investor’s obligations under Section 2.02(b)(ii), the Company shall deliver, or cause to be delivered, to such Investor and, if applicable, the Additional Investors:

(A)          such Investor’s Applicable Subscribed Shares free and clear of all Liens, except restrictions imposed by the Securities Act and any other applicable state or foreign securities Laws;

(B)          if requested, share certificate(s) duly executed and issued by the Company, representing such Investor’s and, if applicable, the Additional Investors’ respective ownership of the Applicable Subscribed Shares;

(C)          a copy of the register of members of the Company certified as true and accurate by a director or the registered office provider of the Company, evidencing that the Applicable Subscribed Shares have been issued and registered under the name of such Investor and, if applicable, the Additional Investors, as fully paid effective as of the Closing Date;

(D)          a copy of the duly adopted director resolutions of the Company approving the Transaction Documents and the transactions contemplated thereby (including the issue of the Subscribed Shares to the Investors and, if applicable, the Additional Investors, the entry of them in the register of members of the Company as the holder(s) of the Subscribed Shares);

(E)           a certificate, signed on behalf of the Company by an authorized executive officer thereof, certifying the Conversion Price as of immediately following the Closing, which shall have been calculated in accordance with the provisions of Section 5.03(b);

(F)           the Registration Rights Agreement duly executed by the Company; and

(G)          the Certificate of Designation duly executed by an authorized signatory of the Company; and

(ii) Subject to the satisfaction of the Company’s obligations under Section 2.02(b)(i), each Investor shall:

(A)          pay, or cause to be paid, to the Company, such Investor’s Applicable Subscription Price by wire transfer in immediately available funds, to the bank account in the name of the Company and designated by the Company at least fifteen (15) Business Days prior to the Closing, with sufficient details reasonably requested by such Investor and, if applicable, the Additional Investors; and

(B)          deliver to the Company the Registration Rights Agreement, duly executed by such Investor and, if applicable, the Additional Investors.

(c)           Notwithstanding anything to the contrary in this Agreement, the issuance and subscription of the Additional Subscribed Shares (the “Second Closing”) shall take place concurrently via the remote exchange of documents and signatures on the later to occur of (i) the Closing and (ii) the date that is fifteen (15) days after the date of the Upsize Notice, and each of the Parties agrees that Section 2.02(a), Section  2.02(b), Section 2.03 and other applicable provisions hereof shall apply to the Second Closing mutatis mutandis.

Section 2.03 Obligation and Right to Close. The obligations of the Lead Investor and Joy Capital hereunder are several and not joint. The failure of the Company to issue to Joy Capital, or the failure by Joy Capital to subscribe for from the Company, its Applicable Subscribed Shares in accordance with this Agreement shall not affect the right of the Lead Investor (and if applicable, the Additional Investors) to complete the subscription of the Lead Investor’s (and if applicable, the Additional Investors’) Applicable Subscribed Shares.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each Investor (i) as of the date hereof and (ii) as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date only) that, except as set forth in the confidential disclosure letter delivered by the Company to each Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection):

Section 3.01  Organization; Standing.

(a)           The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the Company’s Organizational Documents have been provided to such Investor or its Representatives.

(b)           Each Group Company (other than the Company) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. Each Group Company (other than the Company) is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.02  Capitalization.

(a)           The authorized share capital of the Company is US$50,000,000 divided into 25,000,000,000 ordinary shares comprising:

(i)            20,000,000,000 Class A Ordinary Shares, of which 1,867,127,868 Class A Ordinary Shares (excluding the 13,268,376 Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company 2019 Share Option Plan) are issued and outstanding as of the date of this Agreement, which, for the avoidance of doubt, do not include any of the reserved Class A Ordinary Shares set forth in Section 3.02(d) and Section  3.02(e) below; and

(ii)           5,000,000,000 Class B Ordinary Shares, of which 144,778,552 Class B Ordinary Shares are issued and outstanding as of the date of this Agreement.

(b)           Assuming the Upsize Right is exercised in full and the Company does not issue any additional Equity Securities in accordance with the terms hereof following the date hereof and at or prior to the Closing (other than the Subscribed Shares in accordance with the terms hereof), immediately after the Closing, the authorized share capital of the Company will be unchanged from that stated in Section  3.02(a); however, the Board will have exercised their powers in the M&AA to re-designate 492,307,692 of the authorized but unissued Class A Ordinary Shares as Senior Preferred Shares and to create the Senior Preferred Shares on the terms set out in the M&AA and the Certificate of Designation of which (A) assuming the Upsize Right is not exercised, 307,692,307 Senior Preferred Shares will be issued and outstanding immediately after the Closing and (B) assuming the Upsize Right is exercised in full, 492,307,692 Senior Preferred Shares will be issued and outstanding immediately after the Closing or the Second Closing, as applicable.

(c)           Except (A) as described Section 3.02(a), Section 3.02(d), Section  3.02(e) and Section 3.02(j) and (B) the Convertible Notes, as at the date of this Agreement, there are:

(i)            no outstanding Equity Securities of the Company or any other Group Company;

(ii)           no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any other Group Company, or that obligate the Company or any other Group Company to issue or sell, any Equity Securities of the Company or any other Group Company;

(iii)          no obligations of the Company or any other Group Company to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Securities of the Company or any other Group Company (the items in foregoing clauses (i) through (iii) being referred to collectively as “Company Securities”); and

(iv)          no obligations by the Company or any of other Group Company to make any payments based on the price or value of any Company Securities.

(d)           Section 3.02(d) of the Company Disclosure Letter sets forth (i) a complete list of each Company 2019 Share Option outstanding as of the date hereof (the “Outstanding Options”); (ii) the name of the Person to which each such Company 2019 Share Option was granted; (iii) the class and number of Shares subject to each such Company 2019 Share Option; (iv) the exercise or purchase price of each such Company 2019 Share Option; (v) the date on which each such Company 2019 Share Option was granted; (vi) the vesting schedule and other vesting conditions (if any) of each such Company 2019 Share Option; and (vii) the date on which each such Company 2019 Share Option expires and (viii) other material terms and conditions of such Company 2019 Share Option (other than pursuant to the form award agreement disclosed to such Investor prior to the date hereof). The grant of each outstanding Company 2019 Share Option was duly approved by the Board in compliance with the terms of the Company 2019 Share Option Plan and all applicable Laws and recorded on the Management Accounts in accordance with GAAP consistently applied. As of the date of this Agreement, (A) Company 2019 Share Options with respect to an aggregate of no more than 79,015,500 Class A Ordinary Shares are authorized by the Board to be granted under the Company 2019 Share Option Plan; (B) among those Company 2019 Share Options referred to in clause (A), Company 2019 Share Options with respect to 69,309,325 Class A Ordinary Shares (which do not include any granted Company 2019 Share Options that were subsequently cancelled) have been granted, of which Company 2019 Share Options with respect to 62,823,813 Class A Ordinary Shares have either not yet vested or have vested but and have not yet been exercised; and (C) 72,529,988 Class A Ordinary Shares issuable upon the exercise of the Outstanding Options are reserved and available for issuance pursuant to the Company 2019 Share Option Plan, which, for the avoidance of doubt, do not include any of the issued and outstanding Class A Ordinary Shares set forth in Section 3.02(a) above.

(e)           As of the date of this Agreement, (A) Company 2021 RSUs with respect to no more than 222,769,232 Class A Ordinary Shares are authorized by the Board to be granted under the Company 2021 Equity Incentive Plan; (B) among those Company 2021 RSUs referred to in clause (A), Company 2021 RSUs with respect to 34,335,424 Class A Ordinary Shares (which do not include any granted Company 2021 RSUs that were subsequently cancelled) have been granted, all of which have not yet vested; and (C) 222,769,232 Class A Ordinary Shares issuable under the Company 2021 Equity Incentive Plan are reserved and available for issuance pursuant to the Company 2021 Equity Incentive Plan, which, for the avoidance of doubt, do not include any of the issued and outstanding Class A Ordinary Shares set forth in Section 3.02(a) above.

(f)            Other than the Investor’s Rights Agreement, there are no outstanding agreements of any kind which obligate the Company or any other Group Company to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company or any other Group Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.

(g)           Other than the Investors’ Rights Agreement, none of the Company or any other Group Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or the rights and obligations with respect thereto or of the holders thereof, or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(h)           Except as set forth in  Section 3.02(h) of the Company Disclosure Letter, all of the issued and outstanding Equity Securities of the Company and the other Group Companies are duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (except restrictions imposed by the Securities Act and any applicable state securities Laws), and have been issued in compliance with all applicable securities Laws, and none of such issued and outstanding Equity Securities of the Company or any other Group Company was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities or any other Contracts.

(i)            The Applicable Subscribed Shares being purchased by the applicable Investor hereunder, when issued, sold and registered in the name of the holder thereof in the Register of Members of the Company in accordance with the terms of this Agreement for the consideration expressed herein, and the Conversion Securities, upon issuance in accordance with the terms of the Certificate of Designation, will be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right or any other Contracts, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state securities Laws. The Subscribed Shares, when issued, and the Conversion Shares (or Class A Ordinary Shares underlying Conversion Securities that are ADSs) issuable upon conversion of the Subscribed Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the M&AA and the Certificate of Designation, including, in the case of the Subscribed Shares, a Conversion Price as of immediately following the Closing calculated in accordance with Section 5.03(b). Each Investor will receive good and valid legal title to all of its Applicable Subscribed Shares at the Closing with all rights and benefits attaching thereto, free and clear of all Liens. If an Investor Party elects to convert any Subscribed Shares into ADSs, such Investor Party will be entitled to all rights accorded to a holder of the ADSs under the Deposit Agreement. If any Investor Party elects to convert the Subscribed Shares into Class A Ordinary Shares in accordance with the terms of the Certificate of Designation, such Investor Party will be entitled to all rights accorded to a holder of Class A Ordinary Shares.

(j)            Section 3.02(j) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of organization of each Group Company (other than the Company) and the holder of each Equity Security therein. Except as disclosed in  Section 3.02(j) of the Company Disclosure Letter, all of the outstanding Equity Securities of each Group Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens. Each Equity Securities of each Group Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except the Convertible Notes or as set forth in Section 3.02(d), there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Securities of any Group Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Securities of any Group Company.

Section 3.03  Authority; Noncontravention.

(a)           The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and the Conversion Securities have been duly reserved for issueance upon any conversion of the Subscribed Shares in accordance with the Certificate of Designation and the Transaction Documents (including Section 5.17 hereof). No other action on the part of the Company or its shareholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions.

(b)           This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investors, constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(c)           Neither the execution nor delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor the performance or compliance by the Company with any of the terms or provisions hereof or thereof, will:

(i)            conflict with or violate any provision of the Organizational Documents of the Company (including the M&AA) or of any other Group Company;

(ii)           violate any Law or Judgment applicable to the Company or any other Group Company or any of their respective properties or assets; or

(iii)          violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to increased rights (including the right to terminate, cancel, accelerate or modify) under, or result in the loss of any benefit to which any Group Company is entitled under, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of any Group Company pursuant to, or require any notice, consent, waiver or other action under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) binding on or applicable to the Company or any other Group Company or any of their respective properties or assets;

except, in the case of clauses  (ii) and  (iii) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.04 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, or any other action by or in respect of, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that have been or will have been obtained, made or given on or prior to the Closing and other than those filings required to be made with the SEC in compliance with applicable securities Laws.

Section 3.05  Company SEC Documents; Undisclosed Liabilities, Financial Statements.

(a)           Since April 2, 2020, other than disclosed in  Section 3.05(a) Company Disclosure Letter, the Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC (such reports, schedules, forms, statements and other documents required to be filed since April 2, 2020, collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to the transactions contemplated by this Agreement, no event giving rise to an obligation to file (or furnish) a report under Form 6-K with the SEC has occurred as to which the time period for making such filing has not yet expired and as to which the applicable Form 6-K has not been publicly filed or furnished (unless such event has otherwise been disclosed to the applicable Investor in writing prior to the date hereof).

(b)           As of the date hereof, other than disclosed in  Section 3.05(b) of the Company Disclosure Letter, (i) none of the other Group Companies is required to file any documents with the SEC, (ii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents, and (iii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)           Except as disclosed in  Section 3.05(c) of the Company Disclosure Letter, none of the Company’s or any of the other Group Companies’ respective shareholders holding an equity interest of 5% or more (other than, in the case of any Group Company, the Company), Affiliates, current or former directors or executive officers, or any Affiliates of such Persons is a party to any material transaction or Contract with the Company or any of the other Group Companies (other than customary award agreements governing Company 2019 Share Options granted under the Company 2019 Share Option Plan or Company 2021 RSUs granted under the Company 2021 Equity Incentive Plan, or customary agreements for services as employees, officers and directors), or any other related party transactions required to be disclosed, that are not disclosed, in the Company SEC Documents.

(d)           The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that:

(i)            transactions are executed in accordance with management’s general or specific authorizations and in compliance with applicable Laws, rules and regulations;

(ii)           transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability;

(iii)          access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization;

(iv)          the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences; and

(v)           each Group Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Company’s consolidated financial statements in accordance with GAAP.

(e)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are designed to provide reasonable assurance that all information relating to the Company required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(f)            The Company’s auditor is: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(g)           Each of the Management Accounts, the Audited 2019 Financial Statements and the Future Management Accounts complies or when provided to the Lead Investor will comply, as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto and, in all material respects, fairly present or when provided to such Investor will, in all material respects, fairly present a true and fair view of the assets, liabilities, financial position, results of operations, profit and loss and cash flows of Company and its Subsidiaries as of the respective dates thereof or for the respective periods set forth therein, in each case in accordance with GAAP applied on a consistent basis during the periods covered thereby. The Management Accounts, the Audited 2019 Financial Statements and the Future Management Accunts have been or will be prepared from, and are consistent in all material respects with, the books and records of the Group Companies. The Company and each of the other Group Companies is in compliance in all material respects with all of its obligations under any material outstanding indemnities, guarantees or contingent payment obligations as disclosed in the Management Accounts, the Audited 2019 Financial Statements or the Future Management Accounts.

Section 3.06 Absence of Certain Changes. Except as disclosed in  Section 3.06 of the Company Disclosure Letter, since April 11, 2020, (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Group has been carried on and conducted in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect or any circumstances, event, change, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07  Legal Proceedings.

(a)           Section 3.07(a) of the Company Disclosure Letter contains a complete and accurate list of: (i) any pending or, to the Knowledge of the Company, threatened legal, administrative or any other proceeding, suit (whether civil, criminal, administrative or judicial), litigation, mediation, hearing, order, grievance, audit, demand, charge, claim, complaint, inquiry, investigation, arbitration or action (an “Action”) of any nature (A) against any Group Company or, to the Knowledge of the Company, any of the Group Companies’ current or former directors, officers or (if applicable) supervisors ( 监事 ) or their respective Affiliates in relation to such individual’s capacity as such or (B) to which any of the Group Companies’ interest, properties or assets is subject; and (ii) any outstanding order, judgment, injunction, ruling, penalties, fines, writ, decree, stipulation, determination, award, ruling or arbitration award of any Governmental Authority (“Judgments”) imposed upon any Group Company or, to the Knowledge of the Company, any of its current directors, officers or (if applicable) supervisors (监事) or their respective Affiliates in relation to such individual’s capacity as such, or any of the Group Companies’ interest, properties or assets, in each case of (i) or (ii), other than (y) any Actions brought by or against any customer, vendor or landlord in the ordinary course of business involving an amount not in excess of US$1,000,000 or any Judgments resulting from such Actions, and (z) any Actions or Judgments that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Group, taken as a whole.

(b)           Except as set forth in  Section 3.07(a) of the Company Disclosure Letter, there is no, and since July 1, 2017 there has not been, any Action of any nature (i) against any Group Company or, to the Knowledge of the Company, any of the Group Companies’ current or former directors, officers or (if applicable) supervisors (监事) or their respective Affiliates in relation to such individual’s capacity as such or (ii) to which any of the Group Companies’ interest, properties or assets is subject, or any Judgments imposed upon any Group Company or, to the Knowledge of the Company, any of the Group Companies’ current or former directors, officers or (if applicable) supervisors (监事) or their respective Affiliates in relation to such individual’s capacity as such or any of the Group Companies’ interest, properties or assets, in each case of (i) or (ii), other than (y) any Actions brought by or against any customer, vendor or landlord in the ordinary course of business involving an amount not in excess of US$1,000,000 or any Judgments resulting from such Actions, and (z) any Actions or Judgments that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Group, taken as a whole.

(c)           No Group Company is subject to or is reasonably expected to be subject to any pending Action that seeks to wind up, liquidate or dissolute, either voluntarily or involuntarily, such Group Company.

Section 3.08  Compliance with Laws; Permits.

(a)           Except as disclosed in  Section 3.08 of the Company Disclosure Letter, each Group Company is and has been in compliance in all material respects with all state, federal, foreign, international and supranational laws, common law, statutes, ordinances, acts, codes, rules or regulations, treaties, conventions, notices, circulars, executive orders, governmental guidelines or interpretations having the force of law, and Permits of Governmental Authorities or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (collectively, “Laws”) or Judgments, in each case, that are applicable to such Group Company.

(b)           Except as disclosed in  Section 3.08 of the Company Disclosure Letter, each Group Company holds all licenses, franchises, permits, certificates, registrations, approvals, consents and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of its respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group (taken as a whole).

(c)           The Company is not, and upon the issuance of the Subscribed Shares contemplated herein and the application of the net proceeds therefrom will not be, required to register as an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended, and the regulations promulgated thereunder.

(d)           Neither the Company nor any other Group Company maintains or need any national security clearance or authorization to access classified information or facilities to perform any current business or proposed business.

(e)           As of the date hereof, the ADSs are traded on the OTC Pink (the “Exchange”). The Company has not received notice from the Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the Exchange. The Company is not aware of any violation of the listing or maintenance requirements of the Exchange, and does not reasonably anticipate that the ADSs will be delisted by the Exchange in the foreseeable future, nor are the Company’s securities “chilled” by the Depositary Trust Company. The Company and its Subsidiaries are unaware of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing.

Section 3.09 Contracts. Except for such Contracts that have expired or been terminated as of the date hereof and under which the Group Companies do not have any remaining obligation or liability (whether contingent or otherwise),  Section  3.09(a) of the Company Disclosure Letter contains (subject to Section 3.09(a)(iv) below) a complete and accurate list of each of the following Contracts, as amended (each, a “Material Contract”) to which the Company or any of the other Group Companies is a party or bound by:

(i)            any Contract or series of related Contracts that are for the purchase or sale of materials, supplies, goods, inventories, equipment, services or securities or other assets or properties (other than real property) (including any business case, pricing protocol or similar documents pursuant to global, regional or local business relationship agreements) that involve or are likely to involve the payment by or to the Group Companies, taken as a whole, of more than US$5,000,000 in the aggregate in any 12-month period;

(ii)           any Contract or series of related Contracts for capital expenditures in excess of US$5,000,000 in the aggregate;

(iii)          any Contract or series of related Contracts that otherwise involve or are likely to involve the payment by or to the Group Companies, taken as a whole, of more than US$5,000,000 in the aggregate in any 12-month period;

(iv)          any Contract that is between a Group Company, on the one hand, and a Governmental Authority, on the other hand; provided that the Section 3.09(a) of the Company Disclosure Letter is not required to contain a list of those SOE Coupon Contracts (A) the true copies of which have been provided to the Lead Investor or its Representatives prior to the date of this Agreement or (B) other than the Contracts referred to in the foregoing clause (A), with annual payments to the Group Companies not in excess of US$5,000,000 under a single SOE Coupon Contract; provided, further, that for the avoidance of doubt, SOE Coupon Contracts shall be deemed Material Contracts;

(v)           any Contract for (A) the purchase or sale of real property with a transaction value in excess of US$1,000,000 in one or a series of related transactions, or (B) for the lease, sublease or license of real property for (x) the top ten (10) stores by each store’s aggregate rent for the 12-month period ended December 31, 2020 or (y) any premise or facility (including, without limitation, office space or warehouse) that is used or otherwise occupied by a Group Company for purposes other than using it as a retail coffee store with an aggregate rent for the 12-month period ended December 31, 2020 in excess of US$100,000;

(vi)          a mortgage, indenture, guarantee, letter of credit, other loan or credit agreement, security agreement or other Contract relating to Indebtedness, or to the granting of any Lien (other than a Permitted Lien) over any portion of the assets of the Group to secure Indebtedness, in each case that involves or is likely to involve an amount in excess of US$1,000,000 in one or a series of related transactions, other than accounts receivables and payables in the ordinary course of business;

(vii)         a Contract or series of related Contracts relating to the licensing, ownership, or development of any Intellectual Property owned or used by any Group Company that involves or is likely to involve the payment by or to the Group Companies of more than US$1,000,000 in any 12-month period in the aggregate;

(viii)        a Contract (A) between any Group Company, on the one hand, and any other Group Company that is not, directly or indirectly, wholly owned by the Company, on the other hand, or (B) between any Group Company, on the one hand, and any Related Party, on the other hand, other than customary award agreements governing Company 2019 Share Options granted under the Company 2019 Share Option Plan or Company 2021 RSUs granted under the Company 2021 Equity Incentive Plan, or customary agreements for services as employees, officers and directors;

(ix)          a Contract or series of related Contracts by which (A) any Person (other than a Group Company) provides a guaranty, indemnity, surety or similar undertaking to another Person (other than a Group Company) in respect of obligations of any of the Group Companies, or (B) any of the Group Companies provides a guaranty, indemnity, surety or similar undertaking to or for the benefit of any Person (other than another Group Company) in respect of obligations of any Person (other than another Group Company) (other than lease and supply contracts entered into in the ordinary course of business that contain customary indemnity or guarantee provisions), including without limitation indemnification or guarantee agreements with underwriters or creditors, in each case that involves or is likely to involve an amount in excess of US$1,000,000 in the aggregate and that is not entered into in the ordinary course of business;

(x)           any joint venture, partnership or strategic alliance Contract or investment agreement, in each case related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of the other Group Companies owns any partial interest;

(xi)          any settlement, conciliation or similar Contract or series of related Contracts which would require the Company or any of the other Group Companies to pay consideration of more than US$5,000,000 in the aggregate or to satisfy any material non-monetary obligations;

(xii)         any Contract that limits to a degree that is material to the Company or any of the other Group Companies, the ability of such Group Company, as applicable, to (A) engage in any line of business or compete with any Person, in each case in any geographic area, or (B) provide goods or services to any Person; and

(xiii)        (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a material asset(s) (other than goods, products or services in the ordinary course) or shares of or capital stock or other Equity Securities of any Person, or (B) gives any Person the right to acquire any material assets of the Group (excluding ordinary course commitments to purchase goods, products or services).

(b)           The Company has disclosed to the Lead Investor true, correct and complete copies of all Material Contracts (other than each SOE Coupon Contract with annual payments to or by the Group Companies not in excess of US$5,000,000 thereunder and otherwise on materially the same terms as those set out in Section 3.09(b) of the Company Disclosure Letter).

(c)           Each Material Contract that is required to be described or summarized in the Company SEC Documents or to be filed as an exhibit to the Company SEC Documents is so described, summarized or filed.

(d)           Each Material Contract is valid, binding and enforceable on the applicable Group Companies to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect.

(e)           Each of the Group Companies, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed all material obligations required to be performed by it.

(f)            To the Knowledge of the Company, neither the Company nor any of the other Group Companies has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the relevant Group Company under any Material Contract.

(g)           To the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under any Material Contract.

(h)           Except as disclosed in  Section 3.09(h) of the Company Disclosure Letter, neither the Company nor any other Group Company has sent or received any communication regarding termination of, or intent not to renew, any of the Material Contracts, and no such termination or non-renewal has been threatened by the Company or any other Group Company or, to the Company’s Knowledge, any other party to any such Material Contract.

(i)            The relationships between the material customers, vendors, partners, resellers, and other business relationships of the Company and the other Group Companies (“Material Partners”), on one hand, and the applicable Group Companies, on the other hand, are, to the Company’s Knowledge, good commercial working relationships and no Material Partner has canceled, communicated in writing its intent to cancel, or has otherwise terminated or threatened to terminate its relationship with the applicable Group Companies, except for any failure to maintain such relationships that are not and would not, individually or in the aggregate, reasonably be expected to be material to the Group (taken as a whole).

Section 3.10 Tax Matters. Except as disclosed in  Section 3.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           Each of the Group Companies has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate;

(b)           all Taxes owed by the Company and each of the other Group Companies that are due (whether or not shown on any Tax Return) have been timely paid;

(c)           all Taxes required to be withheld by the Company and each of the other Group Companies have been properly withheld and remitted to the appropriate Governmental Authority as required by applicable Law;

(d)           no deficiencies for any Taxes have been proposed or asserted in writing by any Governmental Authority, and no dispute relating to any Tax Returns with any such Governmental Authority is outstanding or contemplated;

(e)           no written claim has been received by the Company or any of the other Group Companies in a jurisdiction where the Company or any of the other Group Companies does not file Tax Returns that the Company or any of the other Group Companies is or may be subject to taxation by that jurisdiction;

(f)            there are no Liens for Taxes on any of the assets of the Company or any of the other Group Companies, other than for Taxes that are not yet due and payable;

(g)           no examination or audit of any Tax Return relating to any Taxes of the Company or any of the other Group Companies or with respect to any Taxes due from or with respect to the Company or any of the other Group Companies by any Tax authority is currently in progress or pending or threatened in writing; and

(h)           all Tax credits and Tax holidays claimed by any of the Group Companies are not subject to reduction, revocation, cancellation or any other adjustments except through change in applicable Laws published by the relevant Governmental Authority.

Section 3.11  Employee Benefit Plans.

(a)           Neither the Company nor any other Group Company or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any benefit or compensation plan that is or was ever subject to any federal, state or local Law in the United States, nor have any of them ever had any employees or individual service providers who are located in the United States.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)            each Company Plan has been established, operated, maintained, funded and administered in accordance with its terms and in compliance with applicable Laws;

(ii)           all contributions, distributions, reimbursements, premiums, or other payments required to be made with respect to any Company Plan or benefit or compensation plan or arrangement sponsored or maintained by a Governmental Authority have been timely made, or if not yet due, properly accrued in accordance with local accounting principles;

(iii)          there are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) with respect to or against any Company Plan;

(iv)          no Company Plan or other benefit or compensation plan or arrangement sponsored or maintained by a Governmental Authority is a defined benefit plan, seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; and

(v)           all Company Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Company Plan that is not required to be funded.

(c)           The execution, delivery and performance of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event(s), result in:

(i)            any payment (whether in cash, property or the vesting of property) becoming due to, or an increase in or acceleration of the payment or vesting of the compensation or benefits of, any current or former director, manager, officer, employee or independent contractor of the Company or any of the other Group Companies (each, a “Participant”);

(ii)           any entitlements for any Participant to severance, termination, change in control or similar pay or benefits; or

(iii)          an increased or accelerated funding obligation with respect to any Company Plan.

Section 3.12 Labor Matters. Except as disclosed in  Section 3.12 of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)           neither the Company nor any of the other Group Companies is party to or bound by any collective bargaining agreement or other Contract with any labor organization, labor union, or works council;

(b)           since May 17, 2019, (i) no labor union, works council, other labor organization, or group of employees of the Company or any of the other Group Companies has made a demand to the Company or any of the other Group Companies for recognition or certification; (ii) there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority; and (iii) to the Knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Company or any of the other Group Companies;

(c)           there are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, handbillings, pickets, walkouts, lockouts or other material labor disputes or material labor Actions with respect to the employees of the Group or against or affecting the Company or any of the other Group Companies, nor, to the Knowledge of the Company, have there been any such activities since May 17, 2019;

(d)           the Company and the other Group Companies are, and since May 17, 2019 have been, in compliance with all applicable Laws governing or concerning labor relations, employment and employment practices; and

(e)           to the Knowledge of the Company, no current or former directors or officers of the Company or any of the other Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of the other Group Companies, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of the other Group Companies.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the Company and each of the other Group Companies has complied with and is in compliance with all applicable Laws relating to public or worker health or safety, pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Group Companies have not received any written notice since May 17, 2019 (or prior to such time if not fully settled and resolved) alleging that any Group Company is in violation of or has liability under any Environmental Law;

(b)           the Company and the other Group Companies possess and have complied with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses;

(c)           there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the other Group Companies;

(d)           neither the Company nor any of the other Group Companies has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or the other Group Companies arising under Environmental Laws; and

(e)           neither the Company nor any of the other Group Companies has managed, disposed of or arranged for disposal of, released, or exposed any Person to, any substance, or owned or operated any property or facility contaminated by any substance, so as to give rise to liabilities under Environmental Laws.

Section 3.14  Real Property.

(a)           Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Real Property as of the date of this Agreement. Except as set forth in  Section 3.14(a) of the Company Disclosure Letter, a Group Company is the sole legal and beneficial owner of and (with respect to Owned Real Property located in the PRC) has valid and sole land use rights over each Owned Real Property and the Owned Real Properties are free from any Liens except Permitted Liens. With respect to each Owned Real Property, except as set forth in  Section 3.14(a) of the Company Disclosure Letter, there are no notices and/or building orders issued by any Governmental Authority and received by any Group Company affecting or registered against such Owned Real Property that, individually or in the aggregate, would be, or would reasonably be expected to be, material to the Group, taken as a whole. Except as set forth in  Section 3.14(a) of the Company Disclosure Letter, no Group Company is a party to any Contract pursuant to which any third party has the option to purchase, or any right of first offer or first refusal in respect of, any Owned Real Property or interest therein.

(b)           Section 3.14(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) the top ten (10) stores by each store’s aggregate rent for the 12-month period ended December 31, 2020 or (ii) any premise or facility (including, without limitation, office space or warehouse) that is used or otherwise occupied by a Group Company for purposes other than using it as a retail coffee store with an aggregate rent for the 12-month period ended December 31, 2020 in excess of US$200,000. Except as disclosed in  Section 3.14(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole, each lease, sublease or license related to any Leased Real Property (the “Real Property Leases”) is legal, valid, binding and in full force and effect and is enforceable against the landlord in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Group Companies have not entered into any Real Property Leases except for office, warehouse or retail coffee store space in the ordinary course of business consistent with past practice. Except for such defaults as to which requisite waivers or consents have been obtained, which have been remedied or as disclosed in  Section 3.14(b) of the Company Disclosure Letter, (A) neither the Company nor any other Group Company is in material breach or default of or has Knowledge (actual or constructive) of any grounds for rescission, avoidance or repudiation of any Real Property Lease with an aggregate rent for the 12-month period ended December 31, 2020 in excess of US$300,000, (B) no written notice of default, rescission, avoidance or repudiation of any Real Property Lease with an aggregate rent for the 12-month period ended December 31, 2020 in excess of US$300,000 has been received by any Group Company, and (C) no Group Company has received any written notice of termination, modification or acceleration of rent under any Real Property Lease with an aggregate rent for the 12-month period ended December 31, 2020 in excess of US$300,000. Except as disclosed in  Section 3.14(b) of the Company Disclosure Letter and as are not and would not be reasonably expected to be, individually or in the aggregate, materially adverse to the Group, taken as a whole, all payments due and payable by the Group Companies under the Real Property Leases have been duly paid.

(c)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Owned Real Property (A) have been constructed, affixed, erected or made in compliance with applicable laws and (B) are in good condition and repair and sufficient for the operation of the business conducted thereon; and (ii) to the Knowledge of the Company, the Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.

Section 3.15 Sufficiency of Assets. Except as disclosed in  Section  3.15 of the Company Discolusre Letter, the Group Companies, as applicable, have good and marketable, sole and exclusive title to, or in the case of leased assets, valid leasehold interests in, all material personal, tangible or intangible property and assets included in the Management Accounts, the Audited 2019 Financial Statements or the Future Management Accounts, free and clear of all Liens, other than Permitted Liens. Such property and assets are adequate to conduct such businesses as currently conducted, and there are no Liens affecting any of such assets which could have a material adverse effect on the value of such assets, or limit, restrict or otherwise have a material adverse effect on the ability of the Company or any of the other Group Companies to utilize or develop any such assets, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.17 Brokers and Other Advisors. Except as disclosed in  Section 3.17 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the other Group Companies.

Section 3.18 Sale of Securities. Based in part on the representations and warranties set forth in Section 4.05, the issuance of the Subscribed Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in any “directed selling efforts” into the United States (as defined in Rule 902 of Regulation S under the Securities Act) or in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or issuances of the Subscribed Shares, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or issuances of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Subscribed Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D, Regulation S or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Subscribed Shares under this Agreement to be integrated with other offerings by the Company. The Company is a “foreign issuer” (as defined in Regulation S under the Securities Act).

Section 3.19  Status of Securities.

(a)           Neither the Company nor any of the other Group Companies, nor to the Company’s Knowledge, any of their respective officers, directors, employees, Affiliates or controlling persons has taken, and none of the foregoing will, in violation of applicable Law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the ADSs.

(b)           The ADSs are registered pursuant to Section 12(b) of the Exchange Act. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the ADSs under the Exchange Act. The Transactions will not contravene the rules and regulations of the Exchange.

Section 3.20 Indebtedness. Except as described in  Section 3.20 of the Company Disclosure Letter, neither the Company nor any other Group Company has:

(a)           any outstanding Indebtedness that are of a nature that would be required to be disclosed on a balance sheet of the Group or the footnotes thereto prepared in conformity with GAAP; or

(b)           any other liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation;

in the case of each of the foregoing clause (a) and clause (b), other than (i) liabilities set out in the balance sheet of the Company as of December 31, 2020, provided to the Lead Investor as part of the Management Accounts, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020 not in excess of US$1,000,000 in the aggregate, (iii) any Indebtedness incurred as part of and in accordance with terms of the Permitted Restructuring, (iv) potential liabilities expressly included with a specific dollar amount in the Company’s business plan dated October 8th, 2020 provided to the Lead Investor prior to the date hereof, or (v) any other liabilities in an aggregate amount of no more than US$10,000,000. Neither the Company nor any of the other Group Companies has engaged in any off-balance sheet transactions. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type of or effected by the Company or its Subsidiaries (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act if the Company and its Subsidiaries were subject to such requirements) nor any obligations to enter into any such arrangements.

Section 3.21  Intellectual Property, Data Privacy.

(a)                                 The Company and each of the other Group Companies own and possess, all right, title, and interest in and to, free and clear of all Liens, except for Permitted Liens, or have a valid and enforceable license to use, all Intellectual Property used in, held for use, or necessary to carry on the business now operated by them in each country in which they operate. Neither the Company nor any of the other Group Companies has received any notice of, nor is there or has there been, any infringement, misappropriation or other violation of or conflict in any jurisdiction with rights of others with respect to any Intellectual Property, nor, to the Company’s Knowledge, are there any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of the other Group Companies therein, and which infringement, misappropriation, violation or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no Person is infringing, misappropriating, or violating any material Intellectual Property owned by a Group Company.

(b)                                 Each Group Company (i) takes commercially reasonable measures to protect the confidentiality of material Intellectual Property owned by each Group Company, and (ii) owns all right, title and interest in and to material Intellectual Property developed or created by employees, contractors and consultants for, or on behalf of, such Group Company. No Group Company has disclosed to any third party any source code to material software owned by any Group Company. No material software owned by any Group Company is subject to any “open source,” “copyleft” or similar license in any manner that (A) requires any disclosure, distribution or licensing of any such software, whether in source code form or not, (B) creates obligations for any Group Company to grant to any Person any rights or immunities under any Intellectual Property, or (C) imposes any economic limitations on any Group Company’s exploitation thereof.

(c)                                  Each Group Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. The Company IT Systems are, in all material respects, sufficient for the immediate and currently anticipated future needs of the businesses of the Group Companies. There have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any Company IT Systems, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d)                                 Each Group Company complies with, and has at all times complied with, all Data Security Requirements in all material respects. In the past three (3) years, no Group Company has experienced any material breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, personally identifiable information, personal data, or other protected information relating to individuals or natural persons was or may have been accessed, disclosed, destroyed, lost, altered, or exfiltrated in an unauthorized manner, and no Group Company has received any notices or complaints from any Person or been the subject of any material claim, proceeding, enforcement action (including any fines or other sanctions), or investigation with respect to any of the foregoing or any material non-compliance with any Data Security Requirements.

Section 3.22  Money Laundering; Sanctions; Anti-Corruption.

(a)                                 The operations of the Company and the other Group Companies are, and have at all times been conducted, in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, the anti-money laundering Laws of the PRC and U.S., the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, “Anti-Money Laundering Laws”); and no Action by or before any Governmental Authority involving any Group Company with respect to Anti-Money Laundering Laws is pending or threatened.

(b)                                 None of (i) the Group Companies, or (ii) any current or former officer, employee, director, agent, Affiliate or Person acting for or on behalf of the Company or any of the other Group Companies (each of the foregoing Persons in clauses (i) and (ii), a “Covered Person”), is owned or controlled by a Person that is targeted by or the subject of any sanctions from time to time administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”, including OFAC’s Specially Designated Nationals List), or by the U.S. Department of State or by Her Majesty’s Treasury or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council or any other relevant Governmental Authority and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended (collectively, “Sanctions”).

(c)                                  No Covered Person is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption Laws (collectively, “Anti-Corruption Laws”), including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor has any Covered Person offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Authority to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Covered Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)                                     influencing any act or decision of such Government Official in his official capacity;

(ii)                                  inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(iii)                               securing any improper advantage; or

(iv)                              inducing such Government Official to influence or affect any act or decision of any Governmental Authority,

in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company or in connection with receiving any approval of the Transactions. No Covered Person has accepted anything of value for any of the purposes listed in clauses (i) through (iv) of this Section 3.22(c).

Section 3.23 Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Laws) to receive dividends and distributions on, all Equity Securities of the other Group Companies as owned by the Company (whether directly or indirectly).

Section 3.24 Insurance. The Company and each of the other Group Companies have in place all insurance policies in such amounts and on such terms that are (a) necessary for the conduct of their businesses as currently operated and for compliance with all requirements of applicable Laws or (b) otherwise customary for Persons conducting businesses similar to that of the Group Companies, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and the Company and each of the other Group Companies have complied in all material respects with the terms and conditions of such policies, except where breach of this provision would not reasonably be expected to have a Material Adverse Effect.

Section 3.25 Solvency. The Company shall not be, after giving effect to the Transactions contemplated hereby to occur at the Closing, insolvent on a commercial or cashflow basis, as understood under Cayman Islands law.

ARTICLE IV

Representations and Warranties of the Investors

Each Investor, severally and not jointly, represents and warrants to the Company, as of the date hereof and as of the Closing:

Section 4.01  Organization; Standing. Such Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted.

Section 4.02  Authority; Noncontravention.

(a)                                 Such Investor has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement or the other Transaction Documents by such Investor, nor the consummation of the Transactions by such Investor, nor performance or compliance by such Investor with any of the terms or provisions hereof or thereof, will:

(i)                                      conflict with or violate any provision of the Organizational Documents of such Investor;

(ii)                                 violate any Law or Judgment applicable to such Investor;

or

(iii)                               violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which such Investor is a party or accelerate such Investor’s obligations under any such Contract.

except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Based on the information provided to such Investor’s Representatives by the Company and its Representatives, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or any other action by or in respect of, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by such Investor, the performance by such Investor of its obligations hereunder and thereunder and the consummation by such Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that (a) will be obtained or granted on or prior to the Closing or (b) if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04 Financing. Such Investor at the Closing will have available funds necessary to, consummate the Subscription and pay its Applicable Subscription Price on the terms and conditions contemplated by this Agreement.

Section 4.05  Subscription  for  Investment.  Such  Investor acknowledges that such Investor’s Applicable Subscribed Shares and the Conversion Securities issuable upon the conversion thereof have not been registered under the Securities Act or under any state or other applicable securities Laws and, until so registered or an exemption from registration is applicable, will be characterised as “restricted securities” under U.S. federal securities Laws. Such Investor:

(a)                                 acknowledges that it is subscribing for such Investor’s Applicable Subscribed Shares and the Conversion Securities issuable upon the conversion thereof pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person (other than its shareholders and their respective Affiliates);

(b)                                 will not sell, transfer, or otherwise dispose of any of the Subscribed Shares or the Conversion Securities issuable upon the conversion of the Subscribed Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws;

(c)                                  has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Subscribed Shares and the Conversion Securities issuable upon the conversion of the Subscribed Shares and of making an informed investment decision; and

(d)                                 is either (A) not a “U.S. Person” as defined in Rule 902 of Regulation S of the Securities Act, or (B) an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Such Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, such Investor’s Applicable Subscribed Shares and the Conversion Securities issuable upon the conversion thereof.

Section 4.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of such Investor, except for Persons, if any, whose fees and expense will be paid by such Investor.

ARTICLE V

Additional Agreements

Section 5.01  Negative Covenants.

(a)                                 Except (v) as required by applicable Law, Judgment, (w) as expressly required by this Agreement, (x) as described in Section 5.01 of the Company Disclosure Letter, (y) any transaction expressly included with a reasonably detailed description and the specific dollar amount of its impact in the Company’s business plan dated October 8th, 2020 provided to the Lead Investor prior to the date hereof, or (z) as part of the Permitted Restructuring in accordance with the terms thereof or any Restructuring (provided that, for the avoidance of doubt, the Company’s taking of any action restricted under in this Section 5.01 shall have contractual consequences in accordance with the terms of this Agreement (except for this Section 5.01) but this Section 5.01 shall not otherwise restrict any action as may be required pursuant to the Cayman Court Order or the JPLs authority or powers under the Cayman Court Order), during the period from the date of this Agreement until the Closing Date (for the purpose of this Section 5.01, the Closing Date shall refer to the date that Closing occurs with respect to the Investors’ Base Case Applicable Subscribed Shares) (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), (1) the Company shall, and shall cause the Group Companies to, use their reasonable efforts to operate their businesses in the ordinary course, and maintain and preserve intact, in all material respects, their assets and business organization and their relationships with lenders, customers, vendors and employees and other material business relations, and, (2) unless the Lead Investor otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall procure the other Group Companies not to:

(i)                                     other than the authorization and issuance of the Subscribed Shares to the Investors (and if applicable, the Additional Investors) and the consummation of the Transactions, issue, sell or grant any Equity Securities of any Group Company or any other Company Securities, except issuance by the Company of (A) Company 2019 Share Options to purchase no more than 79,015,500 Ordinary Shares currently authorized by the Board to be issued in accordance with the terms of the Company 2019 Share Option Plan and related award agreements with respect thereto, (B) Company 2021 RSUs with respect to no more than 222,769,232 Ordinary Shares currently authorized by the Board to be issued in accordance with the terms of the Company 2021 Equity Incentive Plan and related award agreements with respect thereto, (C) Class A Ordinary Shares upon the exercise or settlement of, such Company 2019 Share Options, Company 2021 RSUs or the Outstanding Options, or (D) the issuance of certain other Equity Securities as specified in Section 5.01 of the Company Disclosure Letter ((A), (B), (C) and (D), the “Permitted Issuance”);

(ii)                                  redeem, purchase or otherwise acquire any outstanding Equity Securities of any Group Company or any other Company Securities, except (A) the withholding of Class A Ordinary Shares to satisfy Tax obligations incurred in connection with the exercise or settlement of Company 2019 Share Options or Company 2021 RSUs, and (B) the acquisition by the Company of Company 2019 Share Options or Company 2021 RSUs in connection with the forfeiture of such awards, in each case in accordance with the terms of the Company 2019 Share Option Plan, the Company 2021 Equity Incentive Plan, and related award agreements in effect as of the date of this Agreement;

(iii)                               establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Securities (whether in cash or in kind);

(iv)                              split, combine, subdivide or reclassify any Equity Securities of any Group Company or effect any recapitalization, restructuring, reorganization or any other change in its share capital;

(v)                                 amend the Organizational Documents of any Group Company (including the M&AA), unless otherwise expressly requested in writing by the Lead Investor to include the terms of the Certificate of Designation in the M&AA;

(vi)                              amend the conversion ratio between the Class A Ordinary Shares and the ADSs;

(vii)                           effect or commence any liquidation, bankruptcy, dissolution, assignment for the benefit of creditors, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (i) with total assets in excess of US$50,000,000 or (ii) that is otherwise material to the Group, including due to its revenues or assets (including, without limitation, Permits held, Intellectual Property owned or Contracts entered into, by such Group Company), or create any new Subsidiaries that, individually or in the aggregate, has total assets in excess of US$50,000,000 or that are otherwise material to the Group, including due to their revenues or assets (including, without limitation, Permits held, Intellectual Property owned or Contracts entered into, by such new Subsidiaries);

(viii)                        acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any assets, properties, business or any other Person, with a consideration in excess of US$2,500,000 in one or a series of related transactions, except for equipment, raw materials and inventory in the ordinary course of business consistent with past practice;

(ix)                              transfer, assign, lease, license, grant of other rights under, sell, mortgage, pledge, dispose of, abandon, permit to lapse, or encumber or subject to any Lien (other than any Permitted Lien) any Company Securities (other than the Permitted Issuance or any other issuance by the Company of its Equity Securities conducted in accordance with the terms of this Agreement, including Section 5.01(a)(i), Section 5.14 and Section 5.15) or any material assets or properties of any Group Company (including Company Securities), or authorize to do any of the foregoing, other than, (A) dispositions of obsolete, surplus or worn out equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries, (B) sales of consumer products in the ordinary course of business consistent with past practice, (C) in an amount not in excess of US$2,500,000 in the aggregate, or (D) Liens incurred to secure Indebtedness permitted under this Section 5.01;

(x)                                 except as required by applicable Law or any Company Plan in effect and disclosed to the Lead Investor on the date of this Agreement, (A) terminate (without cause), hire or engage for services any director or senior officer with target annual cash compensation of more than US$250,000, (B) establish or adopt any new equity incentive plan other than the Company 2021 Equity Incentive Plan, or (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, other than on substantially the same form as the form employment agreement provided to the Lead Investor prior to the date hereof with an individual with target annual cash compensation of no more than US$250,000, or (D) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit, other than actions related to accelerations that have already been approved by the Company before the date hereof and set out in Section 5.01(a)(x) of the Company Disclosure Letter;

(xi)                              enter into any Contract or transaction with any Related Party (other than advances of routine business expenses made in the ordinary course of business consistent with past practice and in an aggregate amount of no more than US$50,000 per month or its equivalent local currency);

(xii)                           (A) incur or assume any Indebtedness in an amount of more than US$5,000,000 in one or a series of related transactions, other than intercompany Indebtedness among the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, or forgive or waive, the obligations of any other Person in an amount of more than US$1,000,000 in one or a series of related transactions, except the Company and its direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practice or (C) make any loans, advances or capital contributions to, or investments in or capital contribution to, any other Person in excess of US$1,000,000 in the aggregate except to the Company or any direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(xiii)                      ncur or commit to incur any capital expenditure in an amount of more than US$2,500,000 in the aggregate per month;

(xiv)                       pay, discharge, waive, settle or satisfy any Action, other than the payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of Actions reflected or reserved against in the Management Accounts for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), or (B) for amounts in cash, individually or in the aggregate, not to exceed US$1,000,000 (in excess of third party insurance);

(xv)                          materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law or required by any Governmental Entity or the Financial Accounting Standards Board or any similar organization;

(xvi)                       make, change or rescind any material Tax election, make any material change to any Tax accounting period or Tax accounting method (except as required by GAAP), file any amended Tax Return with respect to any material Taxes, enter into a Tax closing agreement with respect to any material Taxes, settle any material claim or assessment with respect to any material Taxes, surrender any right to claim a material Tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes, except for any activity resulting from the revenue inflation relating to the accounting irregularities of 2019 that, individually and in the aggregate, has/have an impact under RMB35,000,000;

(xvii)                    terminate, amend in any material respect or waive any of its material rights under any Material Contract, or enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement (other than entering into (A) an SOE Coupon Contract with annual payments to or by the Group Companies not in excess of US$5,000,000 thereunder if such amount is specified in such SOE Coupon Contract or (B) an SOE Coupon Contract that does not include a specific amount of payment in the ordinary course of business consistent with past practice (including with respect to amounts involved), in the case of each of (A) and (B), otherwise on materially the same terms as those set out in Section 3.09(b) of the Company Disclosure Letter);

(xviii)                 terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business consistent with past practice, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(xix)                       (A) abandon or dedicate to the public any item of material Intellectual Property or (B) with respect to any material Intellectual Property registered with or applied to Governmental Authorities and to the extent required by applicable Laws to maintain the validity of such Intellectual Property, (x) fail to make any applicable filings with Governmental Authorities when due, or (y) fail to pay all required fees and taxes to Governmental Authorities when due;

(xx)                          fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xxi)                       enter into or discontinue any material line of business, except as set forth in Section 5.01(a)(xxi) of the Company Disclosure Letter;

(xxii)                    (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), with individual annual rent in excess of US$1,000,000, or (B) terminate, modify, amend or exercise any right to renew any material Real Property Lease, with individual annual rent in excess of US$1,000,000 or (C) acquire any interest in real property with a purchase price in excess of US$1,000,000; or

(xxiii)                 authorize any of, or agree or commit to do any of, the foregoing.

Section 5.02  Reasonable Best Efforts; Filings.

(a)                                 Subject to the terms and conditions of this Agreement, each party hereto shall cooperate with each other and use (and the Company shall cause the other Group Companies to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

(ii)                                  obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions;

(iii)                               execute and deliver any additional instruments necessary to consummate the Transactions; and

(iv)                              defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)                                 Each of the Company and each applicable Investor shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority (including any filing or submission for purposes of satisfying the Competition Approvals or obtaining the ODI Approvals) in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the applicable Investor, as the case may be, from or given by the Company or the applicable Investor, as the case may be, to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)                                  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 or elsewhere in this Agreement shall require any party hereto to take any action with respect to any of their respective Affiliates, including selling, divesting, conveying, holding separate, or otherwise limiting their respective freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or, with respect to an Investor only, any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of such Investor. The parties hereto understand and agree that all obligations of an Investor related to regulatory approvals shall be governed exclusively by this Section 5.02.

(d)                                 The Company shall file, as soon as commercially practicable after the date of this Agreement, its annual report on Form 20-F for the year ended December 31, 2019. So long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, it shall file all documents required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder in form and substance and within the time periods required thereby.

Section 5.03  Corporate Actions.

(a)                                 For so long as any Subscribed Share is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a sufficient number of authorized but unissued Conversion Securities (including Class A Ordinary Shares underlying any Conversion Securities that are ADSs) to satisfy the conversion requirements of all Subscribed Shares then outstanding.

(b)                                 The parties acknowledge and agree that (i) from and including the date of this Agreement through the Closing, the Conversion Price shall be subject to adjustments in accordance with the terms of the Certificate of Designation (including Section 6.5 thereof), (ii) as of immediately following the Closing, the Conversion Price shall be equal to the Initial Conversion Price (as defined in the Certificate of Designation), as so adjusted from and including the date of this Agreement through the Closing, and (iii) all relevant provisions of the Certificate of Designation shall be incorporated by reference into this Agreement as if set forth in full herein. Without limiting the generality of the foregoing, if any occurrence from and including the date of this Agreement until the Closing would have resulted in an adjustment to the Conversion Price pursuant to the Certificate of Designation if the Subscribed Shares had been issued and outstanding as of the date of this Agreement, the Company shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by the Certificate of Designation if the Subscribed Shares had been issued and outstanding as of the date of this Agreement. At Closing, the Company shall deliver a certificate to each Investor in accordance with Section 2.02(b)(i)(E), signed on behalf of the Company by an authorized executive officer thereof, certifying the Conversion Price as of immediately following the Closing, which shall have been calculated in accordance with the foregoing provisions of this Section 5.03(b).

Section 5.04  Public Disclosure.

(a)                                 Each party hereto shall consult with each other party hereto before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement without the other party’s prior written consent, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided further that the foregoing will not restrict an Investor or its Affiliates or the investors therein (including any listed entity that is an investor in such Affiliate) from disclosure as part of such Person’s ordinary course reporting or review procedure or in connection with such Person’s ordinary course fundraising, marketing, information, transactional or reporting activities and subject to the disclosing Person’s customary confidentiality practices with respect to similar information (if any).

(b)                                 Each party hereto agrees that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form mutually agreed between the Company and the Lead Investor (the “Announcement”).

(c)                                  Notwithstanding the foregoing,  Section 5.04(a) shall not apply to any press release or other public statement made by any party hereto in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

Section 5.05  Confidentiality.

(a)                                 Each Investor will, and will direct its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, the other Group Companies or its Affiliates that may be furnished to such Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (collectively, and together with any “Confidential Information” as defined under the Confidentiality Agreement, the “Confidential Information”); provided that the Confidential Information shall not include information that:

(i)                                     was or becomes available to the public other than as a result of a disclosure by such Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05;

(ii)                                  was or becomes available to such Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives; provided that such source is believed by such Investor not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company;

(iii)                               at the time of disclosure is already in the possession of such Investor, any of its Affiliates or any of their respective Representatives; provided that such information is believed by such Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company; or

(iv)                              was independently developed by such Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.

(b)                                 Each Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely:

(i)                                     to such Investor’s Affiliates and its and their respective Representatives on a need-to-know basis;

(ii)                                  to its stockholders, limited partners, financing sources, prospective investors, members or other owners (including any listed entity that is an investor in an Affiliate of such Investor) as part of ordinary course reporting or review procedure or in connection with such Person’s ordinary course fundraising, marketing, information, transactional or reporting activities as the case may be;

(iii)                               to potential transferee(s) of Equity Securities of the Company held by such Investor in a private placement and to the extent such transferee(s) have agreed to confidentiality obligations no less restrictive than those contained herein; and

(iv)                              in the event that such Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, regulation, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances such Investor, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

(c)                                  The Company agrees that Confidentiality Agreement (and the obligations of 瑞幸咖啡（中国）有限公司 thereunder) shall automatically terminate in accordance with its terms as of the date hereof.

Section 5.06  Legend.

(a)                                 Any certificates or other instruments representing the Subscribed Shares or the Conversion Securities will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)                                 Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the legend to be removed from any certificate for any Subscribed Shares or Conversion Securities.

Section 5.07 Tax Matters. The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (a) the issuance of the Subscribed Shares and (b) the issuance of Conversion Securities upon conversion of the Subscribed Shares. However, in the case of conversion of Subscribed Shares, the Company shall not be required to pay any transfer or income Tax or duty that may be payable in respect of any transfer by way of the issue and delivery of shares of Conversion Securities to a beneficial owner other than the beneficial owner of the Subscribed Shares immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the reasonable satisfaction of the Company that such Tax or duty has been paid.

Section 5.08 Use of Proceeds. The Company shall use the proceeds from the issuance of the Subscribed Shares to finance the Restructuring and the costs incurred by a Group Company in connection therewith (with respect to the Restructuring of the Convertible Notes, the proceeds applied shall be no greater than the funds requisite to cause the CB Scheme to be effective). To the extent that there are net proceeds remaining after financing the Restructuring and the costs referred to in the preceding sentence, such remaining proceeds shall only be used for the repayment of indebtedness offshore or for the Group’s working capital or general corporate purposes.

Section 5.09 State Securities Laws. During the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), the Company shall use its commercially reasonable efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and issuance of the Subscribed Shares, and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing.

Section 5.10 Information Rights. With respect to each Investor, during the period commencing on the date of this Agreement and ending on the date upon which such Investor no longer beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act) any Subscribed Shares or Conversion Securities, the Company shall provide such Investor and its designated representatives with:

(a)                                 as soon as available and in any event within fifteen (15) days after the end of each calendar month (including the calendar month during which this Agreement is entered into and each month thereafter), consolidated management accounts of the Group for such month, consisting of a balance sheet, a statement of comprehensive income or loss, a statement of changes in shareholders’ equity and a statement of cash flows (the management accounts of the Group required to be provided pursuant to this Section 5.10(a), collectively, the “Future Management Accounts”);

(b)                                 as soon as available and in any event not later than thirty (30) days prior to the beginning of each fiscal year of the Company, an annual budget and business plan setting forth (i) the projected consolidated balance sheets, and statements of income and cash flows of the Group for each calendar month during such fiscal year of the Company; (ii) the projected detailed budgets of the Group for each such calendar month; (iii) any dividend or other distribution projected to be declared or paid by each Group Company during such fiscal year; (iv) the projected incurrence, assumption or refinancing of Indebtedness of the Group during such fiscal year; and (v) all other material matters relating to the operation, development and business of the Group during such fiscal year;

(c)                                  within ten (10) days after any material update to the draft of the annual budget and business plan referred to in Section 5.10(b), an updated draft of such annual budget and business plan; and

(d)                                 any other information regarding a Group Company or access to a Group Company’s facilities, premises, books or records, in each case as may be reasonably requested by or on behalf of such Investor.

Section 5.11 Listing. The Company will obtain and, so long as the Lead Investor or any of its Affiliates owns any of the Equity Securities of the Company, maintain the listing and trading of its ADSs on the Exchange, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of FINRA and such exchanges, as applicable. The Company shall promptly provide the Lead Investor with copies of any material notices it receives from the Exchange or any other exchanges or quotation systems on which the ADSs or Class A Ordinary Shares are then listed regarding the continued eligibility of the ADSs or Class A Ordinary Shares, as applicable, for listing on such exchanges and quotation systems. The Company shall pay any and all fees and expenses in connection with satisfying its obligations under this Section 5.11.

Section 5.12 Corporate Existence. Without prejudicing and subject to Section 5.01, so long as the Lead Investor or any of its Affiliates beneficially owns any Equity Securities of the Company, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (a) assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith and (b) is a publicly traded corporation whose Equity Securities are listed for trading on the Exchange, OTCQB, OTCQX, the Nasdaq National Market, the NASDAQ Global Select Market, the New York Stock Exchange or the Main Board of The Stock Exchange of Hong Kong Limited.

Section 5.13  Compliance-related Matters.

(a)                                Anti-Bribery

(i)                                     The Company shall not, and shall procure that no other Covered Person shall, take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Law in any material respects, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any Government Official, nor permit any other Covered Person to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any Government Official or to any Person under circumstances where the Company or any such Covered Person knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(A)                               influencing any act or decision of such Government Official in his official capacity;

(B)                               inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(C)                               securing any improper advantage; or

(D)                               inducing such Government Official to influence or affect any act or decision of any Governmental Authority,

in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company or in connection with receiving any approval of the Transactions. No Covered Person has accepted anything of value for any of the purposes listed in Section 5.13(a)(i)(A) through Section 5.13(a)(i)(D).

(b)                                Compliance Laws

(i)                                     The Company shall procure that its operations and those of the other Group Companies shall at all times be conducted in compliance with applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws (together, the “Business Conduct Laws”) in all material respects.

(c)                                 Compliance Program

(i)                                     The Company shall, and shall ensure that each of the other Group Companies shall, maintain a reasonably adequate anti-corruption compliance program (“Anti-Corruption Program”). Such program shall (A) include written anti-corruption and anti-bribery policies and procedures that are reasonably designed to ensure compliance with applicable Laws, routine and periodic compliance trainings for the Group’s directors, executives, agents, employees, Affiliates or representatives, the maintenance of internal controls reasonably sufficient to prevent, detect, and deter violations of applicable Anti-Corruption Laws, and periodic internal audits to assess the compliance program’s effectiveness, and (B) shall be applied as appropriate to all current and future operations of the Group.

(d)                                Compliance Reporting and Inquiries

(i)                                     The Company shall, and shall ensure that each of the other Group Companies shall, cause its management to provide annual updates to the Board regarding the operation and general status of its Anti-Corruption Program, as well as to promptly notify the Board upon the Company receiving knowledge or any allegations of potential compliance violations by any of the Company, the other Group Companies or its or their respective directors, executives, agents, employees, Affiliates or representatives. The Group hereby consents to reasonable periodic review of their books and records by the Lead Investor as necessary for the Lead Investor to monitor on-going compliance by the Group with applicable Business Conduct Laws. The Group further consents to any reasonable compliance audit or inquiry initiated by the Lead Investor in response to any allegation of potential violation of any Business Conduct Laws, each with reasonable prior written notice.

Section 5.14  Right of First Offer.

(a)                                 If, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), the event set forth in Section 5.14 of the Company Disclosure Letter occurs, the Company shall promptly (and in any event within five (5) days) give notice (the “Share Issuance Notice”) to the Lead Investor that the Company desires to sell, offer, or issue any New Securities (other than such sale, offer or issuance of New Securities as part of an Approved Scheme of Arrangement) (a “Share Issuance”) and the amount of funding that the Company desires to raise from such Share Issuance.

(b)                                 The Lead Investor shall have a 30-day period upon the receipt of the Share Issuance Notice to make an offer (the “Subscription Offer”) to the Company which sets forth the number and kind of New Securities proposed to be subscribed by the Lead Investor, the cash price per share the Lead Investor proposes to pay for such New Securities and any other material terms sought by the Lead Investor. The delivery of a Subscription Offer shall constitute an offer made by the Lead Investor. If the Lead Investor fails to make a Subscription Offer prior to the expiration of such 30-day period, the Lead Investor shall be deemed to have waived its rights under this Section 5.14 with respect to, and only with respect to, the proposed Share Issuance specified in the Share Issuance Notice.

(c)                                  The Company shall inform the Lead Investor in writing within 10 days of the making of the Subscription Offer that it has decided to accept or reject the Subscription Offer. If the Company accepts the Subscription Offer, subject to the contractual obligations of the Company existing as of the date of this Agreement, the Company and the Lead Investor shall procure the Share Issuance to be consummated on the terms (including with respect to the number and kind of New Securities) set forth in the Subscription Offer as soon as reasonably practicable and in any event within five (5) Business Days after the later to occur of (A) the expiry of thirty (30) Business Days following the date of such acceptance, and (B) the receipt of all regulatory approvals required for such issuance.

(d)                                 If the Company rejects the Subscription Offer, the Company shall have the right to solicit offers from other investors and negotiate with such investors regarding the terms of the Share Issuance. If the Company obtains an offer from any other investor(s) to acquire any New Securities in the Share Issuance for a cash price that is higher and otherwise on terms more favorable (as to the Company) than the cash price and other terms and conditions as were set forth in Subscription Offer, the Company shall promptly (and in any event within five (5) days) give notice (the “Matching Notice”) to the Lead Investor of the receipt of such offer and all material terms thereof, and the Lead Investor shall have a 10-day period (the “Matching Period”) upon the receipt of the Matching Notice to make an offer (the “Matching Offer”) to the Company to acquire or cause to be acquired the same number and type of New Securities on the same terms and conditions as contemplated by the offer of such other investor(s). The delivery of a Matching Offer shall constitute an offer made by the Lead Investor. If the Lead Investor fails to make a Matching Offer prior to the expiration of the Matching Period, the Lead Investor shall be deemed to have waived its rights under this Section 5.14 with respect to, and only with respect to, the proposed Share Issuance specified in the Share Issuance Notice and the Matching Notice.

(e)                                  In the event that the Lead Investor delivers a Matching Offer during the Matching Period, then the Company shall, subject to the contractual obligations of the Company existing as of the date of this Agreement, accept such offer and enter into the definitive transaction documents with the Lead Investor within ten (10) Business Days after receiving such Matching Offer.

(f)                                   If the Lead Investor fails to deliver a Matching Offer within the Matching Period, the provisions of Section 5 of the Investors’ Rights Agreement shall apply with respect to the Share Issuance.

Section 5.15          Pre-emptive Rights.

(a)                                General.

(i)                                     Following the Closing Date, if the Company proposes to issue or sell any New Securities, subject to the contractual obligations of the Company existing as of the date of this Agreement, each Investor Party (each, a “Pre-emptive Right Holder”) shall, in addition to its rights under applicable or contract (including the Investors’ Rights Agreement) or otherwise, have a right to subscribe up to its Pro Rata Share of such New Securities to be sold, offered or issued by the Company. A Pre-emptive Right Holder’s “Pro Rata Share” shall be equal to a fraction, the numerator of which is the number of Senior Preferred Shares or Conversion Securities held by or issuable to such Investor Party (on an as-converted and Fully-Diluted Basis), and the denominator of which is the sum of (without duplication) (A) the number of Senior Preferred Shares or Conversion Securities held by or issuable to all Pre-emptive Right Holders (on an as-converted and Fully-Diluted Basis) and (B) the aggregate number of Shares held by or issuable to all Shareholders (on a Fully-Diluted Basis) (as “Shares”, “Shareholders” and “Fully-Diluted Basis” are respectively defined under the Investors’ Rights Agreement).

(ii)                                  The New Securities proposed to be sold, offered or issued by the Company pursuant to Section 5.15(a)(i) shall be hereinafter referred to as “Pre-emptive Securities.”

(b)                                Procedures.

(i)                                     If the Company proposes to undertake an issuance of Pre-emptive Securities after the Closing Date, the Company shall give each Pre-emptive Right Holder written notice (an “Issuance Notice”) of such intention no later than twenty (20) Business Days prior to such proposed issuance, which notice shall include:

(A)                               the type and class or series of Pre-emptive Securities;

(B)                              the number of such Pre-emptive Securities to be issued;

(C)                               the per share price of such Pre-emptive Securities;

(D)                               such Pre-emptive Right Holder’s Pro Rata Share of such Pre-emptive Securities as determined pursuant to Section 5.15(a)(i);

(E)                                if applicable, the identity of the prospective transferee; and

(F)                                 the other material terms and conditions upon which the Company proposes to issue such Pre-emptive Securities.

(ii)           Each Pre-emptive Right Holder shall have the right (the “Pre-emptive Right”) to subscribe for or purchase up to its Pro Rata Share of such Pre-emptive Securities at the price per share and upon the other terms and conditions specified in the Issuance Notice and shall have ten (10) Business Days after the Issuance Notice is received (the “Pre-emptive Period”) to exercise its Pre-emptive Right by giving written notice (a “Pre-emptive Acceptance Notice”) to the Company and stating therein the quantity of Pre-emptive Securities to be subscribed for.

(iii)                               If, at the expiration date of the Pre-Emptive Period, any Pre-emptive Right Holder has not exercised its Pre-emptive Right by giving an Pre-Emptive Acceptance Notice to the Company, such holder shall be deemed to have waived all of its rights under this Section 5.15 with respect to, and only with respect to, the proposed issuance specified in such Issuance Notice.

(iv)                              In the event that any Pre-emptive Right Holder delivers a Pre-emptive Acceptance Notice during the Pre-emptive Period, then the closing of the issuance of Pre-emptive Securities to such Pre-emptive Right Holder pursuant to the Pre-emptive Acceptance Notice shall take place within five (5) Business Days after the later to occur of (A) the expiry of the Pre-emptive Period and (B) the receipt of all regulatory approvals required for such issuance. Upon such closing and subject to the contractual obligations of the Company existing as of the date of this Agreement, the Company shall (x) allot and issue the applicable Pre-emptive Securities to each Pre-emptive Right Holder exercising the Pre-emptive Rights pursuant to this Section 5.15, (y) enter each such Pre-emptive Right Holder’s name in the register of members to reflect it as the owner of such Pre-emptive Securities (and within one (1) Business Day thereafter deliver a certified true copy thereof to such Pre-emptive Right Holder), and (z) if such Pre-emptive Securities are represented by certificates, issue and deliver certificates representing such Pre-emptive Securities to such Pre-emptive Right Holder, in each case against payment by such Pre-emptive Right Holder of the subscription price for such Pre-emptive Securities in accordance with the terms and conditions specified in the Issuance Notice.

(c)                                  For a period of three (3) months after the expiry of the Pre-emptive Period (not inclusive), and subject to the Company’s obligations under other contract (including the Investors’ Rights Agreement, the Company may sell any Pre-emptive Securities with respect to which the Pre-emptive Rights of Pre-emptive Right Holders under this Section 5.15 were not exercised, at the same price per share and upon terms and conditions not less favorable to the Company than those specified in the Issuance Notice. If the Company has not sold such Pre-emptive Securities within such three (3)-month period, the Company shall not thereafter sell, offer or issue any Pre-emptive Securities, without first again offering such Pre-emptive Securities to the Pre-emptive Right Holders in the manner provided in this Section 5.15.

Section 5.16          Back Leverage Cooperation. If reasonably requested by the Lead Investor, the Company will provide the following cooperation in connection with the Lead Investor obtaining any Back Leverage:

(a)                                 entering into a customary issuer agreement with each lender or counterparty providing such Back Leverage in such form as may be reasonably acceptable by the Lead Investor and the Company, with such changes thereto as are requested by such lender or counterparty and reasonably acceptable to the Company;

(b)                                 if so requested by such lender or counterparty, as applicable, re-registering the pledged Subscribed Shares in the name of the relevant lender, counterparty, custodian or similar party to a Back Leverage, in certificated or restricted book-entry format on the books and records of the Company’s transfer agent and/or with the Depository Trust Company, in each case, subject to appropriate transfer restrictions and related restrictive legends;

(c)                                  entering into customary triparty agreements reasonably acceptable to the Company with each lender or counterparty and the Lead Investor relating to the delivery of the Subscribed Shares in certificated format or restricted book-entry format on the books and records of the Company’s transfer agent and/or with the Depository Trust Company, subject to appropriate transfer restrictions and related restrictive legends, to the relevant lender or counterparty for crediting to the relevant collateral accounts upon funding of any Back Leverage and payment of the subscription price, including a right for such lender or counterparty as a third party beneficiary of the Company’s obligation under Article II to issue the Subscribed Shares upon payment of the full subscription price therefor in accordance with the terms of this Agreement; and/or

(d)                                 such other cooperation and assistance as the Lead Investor or such lender or counterparty may reasonably request.

Section 5.17          Cooperation in Amending M&AA. If requested by the Lead Investor in writing, the Company will promptly convene an extraordinary meeting of its shareholders to approve and adopt amended and restated memorandum and articles of association of the Company in a form reasonable satisfactory to the Lead Investor that includes the terms of the Certificate of Designation and the rights, preferences and privileges of the Senior Preferred Shares as set forth therein.

Section 5.18          Review of Amendment of Restructuring Support Agreement and CB Scheme. In the event that the Restructuring Support Agreement has been amended or supplemented or the documents relating to the CB Scheme have been issued, amended or supplemented, the Company shall deliver to the Lead Investor the final definitive documentation for such documents together with any amendments and supplements within two (2) Business Days of the signing date (or if such document is not signed, the issue date) for such documentation (the “RSA and CB Scheme Amendment Notification Date”). For a period of ten (10) days beginning and including the RSA and CB Scheme Amendment Notification Date (such period, the “RSA and CB Scheme Review Period”), if the Lead Investor forms a preliminary view that the condition set forth in Section 6.03(h) has not been or is no longer fulfilled, the Lead Investor shall have the right to, upon written notice (the “RSA and CB Scheme Review Extension Notice”) sent to the Company during the RSA and CB Scheme Review Period, extend the RSA and CB Scheme Review Period for an additional fifteen (15) day period commencing on the expiry of the RSA and CB Scheme Review Period (the “Further RSA and CB Scheme Review Period”) to further consider the matter, which notice shall also set forth any reasons for the Lead Investor’s view that Section 6.03(h) has not been fulfilled.

Section 5.19          Consultation Period. At any time prior to the Closing, if the audit committee of the Board issues a written notice (the “Audit Committee Notice”) to the Lead Investor confirming that the current auditor of the Company, Centurion ZD CPA & Co. (the “Subject Auditor”) is not able to, or has significant doubts that it will be able to, issue the unqualified opinion required under the Audited 2019 Financial Statements due to issues that cannot be resolved by additional work or the passage of time, then the Lead Investor and the Company shall have twenty-one (21) days from the receipt by the Lead Investor of the Audit Committee Notice (the “Consultation Period”) to discuss in good faith (a) whether the condition set forth in Section 6.03(o) is to be waived by the Lead Investor and/or (b) alternative financing options to the Company (including any amendment to the terms hereof) in absence of a waiver of the condition set forth in Section 6.03(o) by the Lead Investor (the “Alternative Financing”).

Section 5.20          Fire Safety Inspection. Unless otherwise agreed between the Company and the Lead Investor, the Company undertakes to Investors that it will use commercially reasonable efforts to duly commence the necessary procedures to comply with rectification measures required by the local competent fire safety Governmental Authorities in respect of the cafés operated by the Group Companies to the extent required by applicable Laws as soon as practicable after the date hereof and in any event no later than twelve (12) months after the Closing, except where any failure to commence such rectification procedure within such timeframe is not attributable to the Company.

ARTICLE VI

Conditions to Closing

Section 6.01          Conditions to the Obligations of the Company and the Investors. The respective obligations of any party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition:

(a)                                 no temporary, preliminary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority or any other Person seeking any of the foregoing be pending, or any applicable Law shall be in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions (collectively, “Restraints”).

Section 6.02          Conditions to the Obligations of the Company. The obligation of the Company to effect the Closing with respect to an Investor shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 the representations and warranties of such Investor set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b)                                 such Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)                                  the Company shall have received a certificate, signed on behalf of such Investor by an authorized signatory thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied; and

(d)                                 without prejudice to Section 2.03 and subject to Section 2.02(c), the Closing with respect to an Investor other than the Lead Investor and the Closing with respect to the Lead Investor shall occur on the same Closing Date.

Section 6.03          Conditions to the Obligations of the Investors. The obligation of an Investor to effect the Closing shall be further subject to the satisfaction which shall be determined by the Lead Investor on behalf of all Investors (or waiver by the Lead Investor, if permissible under applicable Law, and subject to as otherwise provided below, and if waived by the Lead Investor, such waiver shall be deemed to be given on behalf of all Investors) on or prior to the Closing Date of (1) the conditions set forth in Section 6.03 of the Company Disclosure Letter and (2) the following conditions:

(a)                                 the representations and warranties of the Company (i) set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.07, Section 3.17, Section 3.19 and Section 3.20 (the “Fundamental Warranties”) shall be true and correct (other than for de minimis inaccuracies) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (ii) set forth in this Agreement (other than those listed in the immediately preceding clause (i)), shall be true and correct as of the Closing Date with the same effect as though made as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in clause (ii), all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein shall be disregarded);

(b)                                 the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)                                 from September 30, 2020, no Material Adverse Effect shall have occurred;

(d)                                 such Investor shall have received a certificate, signed on behalf of the Company by an authorized executive officer thereof, certifying that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied;

(e)                                  the Company shall have duly attended to and completed all corporate procedures and other actions that are required in connection with the Transaction Documents and the transactions contemplated thereby, including without limitation the (i) approval by the Board and the shareholders of the Company (as applicable), of the execution, delivery and performance by the Company of the Transaction Documents, the issuance of the Subscribed Shares at the Closing, the issuance of Conversion Securities upon conversion of the Subscribed Shares in accordance with their terms, and the other transactions contemplated by the Transaction Documents to which the Company is a party or which require approval by the Board, and approval and adoption by the Board of the re-designation of 492,307,692 of the authorized but unissued Class A Ordinary Shares as Senior Preferred Shares and the creation of the Senior Preferred Shares on the terms set out in the M&AA and Certificate of Designation in the form attached hereto as Exhibit B (the “Certificate of Designation”), and (ii) authorization by the Board of a specified person or persons, on behalf of the Company, to sign and deliver the Transaction Documents to which it is a party;

(f)                                   other than the order entered by the United States District Court for the Southern District of New York (the “District Court”) on February 4, 2021 (the “District Court Order”), pursuant to which the Company shall pay a civil penalty in the amount of US$180,000,000 (the “SEC Penalty”), which amount shall be set off by any cash payments made by the Company and distributed to its security holders pursuant to the District Court Order, no penalty, disgorgement, obligation, liability, conviction, admission of guilt or wrongdoing, restriction, agreement or commitment (other than pure monetary penalties not in excess of US$1,000,000 in the aggregate) shall have been or shall reasonably be expected to be imposed by any U.S. Governmental Authority or agreed or made by any Group Company (other than any pending or threatened Action or Judgment initiated or imposed by, or before, The United States Department of Justice (the “DOJ”));

(g)                                  other than the SEC Penalty or the District Court Order, no Group Company or any of its current directors, officers, employees or (if applicable) supervisors (监事) shall be subject to any penalty, liability or restriction under or in connection with the SEC Penalty or the District Court Order or the subject matters thereof, or any other pending or threatened Action or Judgment initiated or imposed by, or before, the SEC;

(h)                                 the terms of the Restructuring Support Agreement shall be substantially the same as the Restructuring Support Agreement effective immediately prior to the amendment or supplement thereof and the terms of the CB Scheme shall be substantially the same as the terms of the CB Scheme effective immediately prior to the amendment and supplement thereof (the terms of the CB Scheme as of the CB Scheme Petition Date shall be substantially the same as the terms of the Restructuring Support Agreement effective immediately prior to the CB Scheme Petition Date);

(i)                                     the implementation of the Permitted Restructuring with respect to the Convertible Notes and all the holders thereof shall have been completed in accordance with the terms of the Restructuring Support Agreement and the CB Scheme and with no other obligation or liability of, or restriction on, or conviction of, or admission of guilt or wrong doing, agreement or commitment by, or other action by any Governmental Authority with respect to, any Group Company;

(j)                                    (x) (A) the Restructuring Support Agreement shall remain in full force and effect until the CB Scheme has become effective in accordance with Section 6.03(j)(x)(C) below, (B) the CB Scheme shall include broad releases of the scope set forth in the Restructuring Support Agreement, and such releases shall have become effective and (C) the CB Scheme shall have become effective and a sealed copy of the order of the Grand Court of Cayman Islands sanctioning the CB Scheme shall have been delivered to the Cayman Islands Registrar of Companies for registration, or in the event clause (x) is not satisfied, (y) the Company and the JPLs have approved an alternative repayment or settlement plan with respect to the Convertible Notes and such plan (including the status of the steps therein) is to the satisfaction of the Lead Investor acting in good faith in the evaluation of the transactions contemplated by this Agreement (this Section 6.03(j) not being a condition that the Lead Investor can waive, unless any Person or group (as defined in Section 13(d) of the Exchange Act) other than the Lead Investor or any of its Affiliates, alone or in concert with others, (I) initiates or proposes a take-over bid, tender offer, exchange offer, merger, consolidation or business combination involving any Group Company or any securities or assets of any Group Company, or (II) acts to seek to control, direct or influence the management, Board (including any individual members thereof), shareholders, or policies or affairs of the Company (each of the foregoing clause (I) and (II), a “Prospective CoC Event”));

(k)                                 in the event that the conditions in Section 6.03(j)(x) have been satisfied, the U.S. Bankruptcy Court has made a Chapter 15 Order (CB) (this Section 6.03(k) being a condition that the Lead Investor can only waive without the consent of the Company if (A) a Prospective CoC Event has occurred or (B) the equivalent undertaking or condition under the Restructuring Support Agreement or the CB Scheme relating to the Chapter 15 Order (CB) has also been waived in accordance with the terms of the Restructuring Support Agreement or the CB Scheme;

(l)                                     the Grand Court of the Cayman Islands has not passed any Insolvency Event Judgments and, save for the Cayman Proceedings, there are no outstanding petitions seeking such Insolvency Event Judgments which have not been dismissed or discharged;

(m)                             the Board’s powers of management of the Company conferred upon it by the Company as contemplated under paragraphs 12 and 14 of the Cayman Court Order shall not have been materially reduced, and the Company shall not have been ordered to be wound up;

(n)                                 other than (i) Actions or Judgments initiated or imposed by, or before, the SEC, (ii) Actions or Judgments initiated or imposed by, or before, the DOJ, (iii) shareholder class action litigations set out in the Company Disclosure Letter, in the case of each of (i) through (iii), arising from the Company’s accounting irregularities publicly disclosed in 2020, there shall not have been any allegation, claim or other Action with respect to the Group’s business, operations, management, financial position (including assets and liabilities) or results of operations (including revenue, costs, profit or loss and cash flow), concerning fraud, non-compliance, misconduct or other disreputable, discreditable, improper or scandalous conduct, behavior, activities or practice on the part of any Group Company or any current or former shareholder, director, officer, employee or (if applicable) supervisor (监事) of any Group Company (other than those allegations or claims that exist as of the date of this Agreement and are generally known to the public) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(o)                                 the Company shall have provided the Lead Investor with the Audited 2019 Financial Statements, which shall have been filed with the SEC as part of the Company’s annual report on Form 20-F for the year ended December 31, 2019;

(p)                                 the Group has not sustained, suffered or incurred, since the date of this Agreement, any loss, damage, interference, suspension or disruption with its business or operations attributable to, caused by or arising out of (i) any willful wrongdoing, misconduct or negligence by any employee or (ii) the resignation or departure of (A) 45% or more of the employees in any of the departments of the Group Companies set forth in Schedule 2 as of the date of this Agreement (provided that (x) resignations and departures arising out of reorganization, downsizing or layoffs initiated by the Company shall not be counted as resignations or departures for purpose of this Section 6.03(p) and (y) if a certain position made available by an employee’s resignation or departure is filled prior to the relevant date as of which a determination is made for purposes of this Agreement regarding whether the condition in this Section 6.03(p) is satisfied, such resignation or departure shall not be counted as resignations or departures for purpose of this Section 6.03(p)) or (B) 50% or more of the employees as of the date of this Agreement with the title “deputy director” (副总监) or more senior titles, in any of the foregoing cases, that would or would reasonably be expected to, individually or in the aggregate, be materially adverse to the Group, taken as a whole;

(q)                                 the Company shall have obtained the written consents and/or waivers duly executed and delivered by each holder of any Company 2019 Share Option in form and substance reasonably satisfactory to the Lead Investor, to the effect that each such Person waives any and all rights he/she is entitled to under the Company 2019 Share Option Plan (including Section 7(d)(v) and Section 7(d)(vi) thereof) with respect to or in connection with the Restructuring (or any part thereof), including that such Person will not, as a result of, or in connection with, the Restructuring (or any part thereof), exercise any of the issued and outstanding Company 2019 Share Option granted to him/her; and

(r)                                    such Investor shall have received a legal opinion dated as of the Closing Date in a form reasonably acceptable to the Lead Investor from Harney Westwood & Riegels, the Cayman Islands legal adviser to the Company.

ARTICLE VII

Termination; Survival

Section 7.01          Termination. This Agreement may be terminated:

(a)                                 at any time prior to the Closing, by the mutual written consent of the Company and the Lead Investor;

(b)                                 at any time prior to the Closing, by either the Company or the Lead Investor upon written notice to the other parties hereto, if the Closing has not occurred on or prior to the date that is eighteen (18) months from the date hereof (the “Target Termination Date”); provided that if any of the conditions set forth in Section 6.03(j)(x) (A) fails to be satisfied and such failure is not curable or (B) is not satisfied by the Target Termination Date, then (unless the Lead Investor elects otherwise by written notice to the other parties hereto) the Target Termination Date shall be automatically extended to the date that is twenty-four (24) months from the date hereof (the Target Termination Date, as may be extended pursuant to this Section 7.01(b), the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);

(c)                                  at any time prior to the Closing, by either the Company or the Lead Investor if any Restraint enjoining or otherwise prohibiting the consummation of the Transactions at the Closing shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the Restraint;

(d)                                 at any time prior to the Closing, by the Lead Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01 and Section 6.03, and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Lead Investor stating the Lead Investor’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the asis for such termination; provided that the Lead Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Lead Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e)                                  at any time prior to the Closing, by the Company with respect to an Investor if such Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01 and Section 6.02 with respect to the issuance and subscription of such Investor’s Applicable Subscribed Shares, and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by such Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; provided, further, that if the Company exercises its termination right pursuant to this Section 7.01(e) due to a breach or failure to perform by an Investor other than the Lead Investor, such termination shall be binding on such Investor only and not, for the avoidance of doubt, on the Lead Investor;

(f)                                   by the Company within three (3) days after the expiration of the Consultation Period if at the end of the Consultation Period, the Lead Investor has not waived the condition set forth in Section 6.03(o) and the Lead Investor and the Company have not mutually agreed on any Alternative Financing; provided, that, the Company agrees that if at any time within the six (6) months following the termination of this Agreement by the Company pursuant to this Section 7.01(f), the Subject Auditor issues the unqualified opinion required under the Audited 2019 Financial Statements, the Lead Investor shall have the right to require the Company to enter into, and the Company shall enter into, an agreement on substantially the same terms as this Agreement (which for the avoidance of doubt shall include without limitation the per share subscription price, the investment amount and the types of securities contemplated hereunder); or

(g)                                  by the Lead Investor upon written notice (the “RSA and CB Scheme Review Termination Notice”) to the Company during the RSA and CB Scheme Review Period or, if a RSA and CB Scheme Review Extension Notice has been sent by the Lead Investor during the RSA and CB Scheme Review Period, the Further RSA and CB Scheme Review Period, if (i) the condition set forth in Section 6.03(h) has not been fulfilled and (ii) the failure to fulfill the condition set forth in Section 6.03(h) is not caused by any breach of this Agreement by the Lead Investor. If the Lead Investor has the right to terminate this Agreement pursuant to this Section 7.01(g) but fails to provide the Company with a RSA and CB Scheme Review Termination Notice during the RSA and CB Scheme Review Period or, if a RSA and CB Scheme Review Extension Notice has been sent by the Lead Investor during the RSA and CB Scheme Review Period, the Further RSA and CB Scheme Review Period, the condition set forth in Section 6.03(h) shall be deemed irrevocably waived by the Lead Investor on behalf of all Investors; provided that, in the event that the Restructuring Support Agreement or CB Scheme is further amended or supplemented, the condition set forth in Section 6.03(h) shall be reinstated and the procedures set forth under Section 5.18 and this Section 7.01(g) shall apply. For the avoidance of doubt, (A) the accession of additional Bondholders to the Restructuring Support Agreement as consenting creditors alone, (B) the extension of milestones and benchmark dates under the Restructuring Support Agreement, (C) the waiver of milestones and conditions precedent under the Restructuring Support Agreement and (D) the payment of consent fees to Bondholders in accordance with the terms of the Restructuring Support Agreement, in and of themselves shall not be deemed to be an amendment or supplement of the Restructuring Support Agreement for any purpose of this Section 7.01(g).

Section 7.02          Effect of Termination.

(a)                                 In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other parties hereto, specifying the provision hereof pursuant to which such termination is made.

(b)                                 In the event the Lead Investor exercises its right to terminate this Agreements provided in Section 7.01 or the Company exercises its right to terminate this Agreement with respect to a breach or failure to perform by the Lead Investor provided in Section 7.01, such termination shall be binding on all parties hereto (including Joy Capital).

(c)                                  Other than the termination of this Agreement by the Company with respect to a breach or failure to perform by an Investor (other than the Lead Investor) pursuant to Section 7.01(e), which termination shall be binding on such Investor only and not on the Lead Investor and in which case this Agreement shall continue to be in effect with respect to the Company and the Lead Investor, in the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become null and void (other than Section 5.04, Section 5.05, the proviso in Section 7.01(f), this Section 7.02 and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party hereto or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party (i) resulting from fraud, or (ii) for any breach of this Agreement occurring prior to termination. The Company’s or the Lead Investor’s right of termination under Section 7.01 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies.

Section 7.03          Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the Closing until the twelve (12) month anniversary of the Closing Date; provided that the Fundamental Warranties shall survive the Closing for six (6) years following the Closing Date; provided further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

ARTICLE VIII

Indemnity

Section 8.01          Indemnification. Subject to the other provisions of this Article VIII, from and after the Closing, the Company (the “Indemnifying Party”) shall indemnify each Investor, its Affiliates, the JPLs, each of their respective members, partners, managers, directors, officers, employees, advisors, shareholders, representatives and agents (each, an “Indemnified Party”) against, and shall hold each Indemnified Party harmless from and against, any and all losses, liabilities, damages, claims, proceedings, costs and expenses (including reasonable attorney’s fees in connection with any investigation or defense of a claim indemnifiable under this Article VIII) (collectively, “Losses”) incurred or sustained by, or imposed upon, such Indemnified Party based upon, arising out of, with respect to or by reason of the following, and it is agreed that any claim under this Section 8.01 shall rank as an unsecured claim in any subsisting provisional or official liquidation of the Company (and not as an expense claim):

(a)           any breach or violation of, or inaccuracy in, any representation or warranty respectively made by the Indemnifying Party or its Affiliates under this Agreement and/or any other Transaction Documents; or

(b)           any breach or violation of, or failure to perform, any covenants or agreements or obligations respectively made by or on behalf of, or to be performed by, the Indemnifying Party or its Affiliates under this Agreement and/or any other Transaction Documents.

Section 8.02          Certain Limitations.

(a)           The Indemnifying Party shall not be liable for any Loss consisting of punitive or exemplary damages (except to the extent that such punitive or exemplary damages are awarded to a third party against an Indemnified Party in connection with a third party claim).

(b)           The maximum aggregate amount of Losses that the Indemnified Parties of an Investor will be entitled to recover pursuant to Section 8.01 shall be limited to such Investor’s Applicable Subscription Price. Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Article VIII) shall not apply to any claim based on fraud, willful misrepresentation or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

(c)           An Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same portion of the same Losses suffered.

(d)           No Investor shall be entitled to set off any claims made under or in connection with this Agreement, including without limitation pursuant to Section 8.01, against such Investor’s Applicable Subscription Price under any circumstances.

Section 8.03          Indemnification Procedures.

(a)           In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail (within the actual knowledge of the Indemnified Party at the time) the nature of the claim, the Indemnified Party’s good faith estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure, delay or deficiency in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure, delay or deficiency. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

ARTICLE IX

Miscellaneous

Section 9.01          Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the Company and the Lead Investor, which amendment or supplement will (subject to Section 9.14) be binding on all parties hereto.

Section 9.02          Extension of Time, Waiver, Etc. The Company may with respect to any Investor, and the Lead Investor may with respect to the Company, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party, or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Lead Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.03          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by the Company without the prior written consent of the Lead Investor or by any Investor without the prior written consent of the Company; provided, however, that without the prior written consent of the Company and the JPLs, (a) the Lead Investor may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, so long as the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided further that no such assignment as contemplated above will relieve the Lead Investor of its obligations hereunder prior to the Closing, and (b) the Lead Investor may grant a security interest in its rights (but not its obligations) under this Agreement in connection with any Back Leverage; provided, however, that the Lead Investor’s rights under Section 5.10, Section 5.13 and Section 5.14 shall not be assignable to any such Person referred to in this clause (b) without the prior written consent of the Company. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 9.04          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 9.05          Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Certificate of Designation, the Confidentiality Agreement, the Registration Rights Agreement and the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns and the JPLs any rights or remedies hereunder; provided that (i) Article VIII shall be for the benefit of and fully enforceable by any Indemnified Party, and (ii) Section 9.12 shall be for the benefit of and fully enforceable by each of the Non-Recourse Parties.

Section 9.06          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)           Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.06(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)           Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.08. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 9.07          Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of each party to cause the Closing to be consummated on the terms and subject to the conditions set forth in this Agreement) without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 9.07), this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor any Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.08          Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company, to it at:

17F Block A, Tefang Portman Tower

No. 81 Zhanhong Road

Siming District, Xiamen, Fujian

 the PRC, 361008

Attention: Reinout Schakel

Email: *****

If to the Lead Investor, to it at:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong

Attention: Andrew Chan

Email: *****

If to Joy Capital, to it at:

Address: Unit F, 37/F, COS Centre, 56 Tsun Yip Street, Kwun Tong, Hong Kong

Attention: Henry Lin

Email: *****

*****

*****

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.09          Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 9.10          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.11          Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)           Whenever the words “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice”.

(e)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise.

(f)            The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.

(g)           The terms “or”, “any” and “either” are not exclusive.

(h)           The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(i)            The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)            The word “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under the Company 2019 Share Option Plan and the Company 2021 Equity Incentive Plan then in effect, as issued and outstanding;

(k)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(l)            All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m)          Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(n)           Unless otherwise specifically indicated, all references to “dollars” or “US$” shall refer to the lawful money of the United States.

(o)           References to a Person are also to its permitted assigns and successors.

(p)           When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(q)           References to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and non-transitory form including emails, provided the sender complies with the provisions of Section 9.08.

(r)            As used in Section 3.05 or Section 5.02(d), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(s)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 9.12          Non-Recourse. This Agreement and the other Transaction Documents may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby and thereby may only be brought against the entities that are expressly named as parties hereto or thereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each of the Non-Recourse Parties are intended third party beneficiaries of this Section 9.12.

Section 9.13          JPLs. Each of the Parties acknowledge that:

(a)           the JPLs do not act as agents of the Company and neither the JPLs, nor their respective firm, partners, employees, agents, advisers or representatives shall incur personal liability of any kind under, or by virtue of, this Agreement, nor in relation to any related matter or claim, whether in contract, tort or restitution and whether by reference to any other remedy or right in any jurisdiction or forum including, without limitation:

(i)            in respect of any of the obligations undertaken by the Company;

(ii)           in respect of any failure on the part of the Company to observe, perform or comply with any such obligations; or

(iii)          under or in relation to any associated arrangements or negotiations;

(b)           the JPLs have not given or entered into any understanding, representation, warranty or agreement in respect of the Company, the subject matter of this Agreement or otherwise; and

(c)           the exclusion of liability set out in this Section 9.13 shall have effect and continue to have effect notwithstanding the termination of this Agreement or the cessation or termination of the JPLs as joint provisional liquidators of the Company.

Section 9.14          No Liability. The determination or action by the Lead Investor for purposes of the determination of the Closing Date pursuant to Section 2.2(a), Section 5.01, Section 5.17, the waiver of any condition set forth in Section 6.01 or Section 6.03 or the determination that any such condition has been fulfilled, Section 7.01, Section 7.02(b), Section 9.01 and Section 9.02 (collectively, the “Relevant Provisions”) shall be deemed to be made by the Lead Investor on behalf of and binding upon all Investors, and notwithstanding anything to the contrary in this Agreement, the Lead Investor and its Non-Recourse Parties shall have no liability whatsoever, whether arising in contract, tort, equity or otherwise, to any other Investor or its Non-Recourse Parties arising out of or in connection with any such determination or action or any other action taken or omitted to be taken in good faith for purposes of any Relevant Provision. Nothing in this Agreement or any other Transaction Document shall be deemed to create any partnership, joint venture, contractor, agency, representative, fiduciary or other similar relationship between the Lead Investor and any other Investor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LUCKIN COFFEE INC.

/s/ Jinyi Guo
Name: Jinyi Guo
Title: Chairman and Chief Executive Officer

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CANNONBALL LIMITED

/s/ Andrew Chan
Name: Andrew Chan
Title: Director

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Joy Capital II, L.P.

By: Joy Capital II GP, L.P. Its: General Partner By: Joy Capital GP, Ltd. Its: General Partner

By:	/s/ Erhai Liu
Erhai Liu, Director